Exhibit 6

Independent Auditor’s Report

to the Members of Petropavlovsk PLC

For the year ended 31 December 2011

We have audited the financial statements of Petropavlovsk PLC for the year ended 31 December 2011 which comprise the Consolidated Income Statement, the Consolidated Statement of Comprehensive Income, the Consolidated Statement of Changes in Equity, the Consolidated Balance Sheet, the Consolidated Cash Flow Statement, and the related notes 1 to 38, the Parent Company Balance Sheet and the related notes 1 to 11. The financial reporting framework that has been applied in the preparation of the group financial statements is applicable law and International Financial Reporting Standards (IFRSs) as adopted by the European Union. The financial reporting framework that has been applied in the preparation of the parent company financial statements is applicable law and United Kingdom Accounting Standards (United Kingdom Generally Accepted Accounting Practice).

This report is made solely to the company’s members, as a body, in accordance with Chapter 3 of Part 16 of the Companies Act 2006. Our audit work has been undertaken so that we might state to the company’s members those matters we are required to state to them in an auditor’s report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company and the company’s members as a body, for our audit work, for this report, or for the opinions we have formed.

Respective responsibilities of directors and auditor

As explained more fully in the Directors’ Responsibilities Statement, the directors are responsible for the preparation of the financial statements and for being satisfied that they give a true and fair view. Our responsibility is to audit and express an opinion on the financial statements in accordance with applicable law and International Standards on Auditing (UK and Ireland). Those standards require us to comply with the Auditing Practices Board’s Ethical Standards for Auditors.

Scope of the audit of the financial statements

An audit involves obtaining evidence about the amounts and disclosures in the financial statements sufficient to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or error. This includes an assessment of: whether the accounting policies are appropriate to the group’s and the parent company’s circumstances and have been consistently applied and adequately disclosed; the reasonableness of significant accounting estimates made by the directors; and the overall presentation of the financial statements.

In addition, we read all the financial and non-financial information in the annual report to identify material inconsistencies with the audited financial statements. If we become aware of any apparent material misstatements or inconsistencies, we consider the implications for our report.

Opinion on financial statements

In our opinion:

– the financial statements give a true and fair view of the state of the group’s and of the parent company’s affairs as at 31 December 2011 and of the group’s profit for the year then ended;

– the group financial statements have been properly prepared in accordance with IFRSs as adopted by the European Union;

– the parent company financial statements have been properly prepared in accordance with United Kingdom Generally Accepted Accounting Practice; and

– the financial statements have been prepared in accordance with the requirements of the Companies Act 2006 and, as regards the group financial statements, Article 4 of the IAS Regulation.

Opinion on other matters prescribed by the Companies Act 2006

In our opinion:

– the part of the Directors’ Remuneration Report to be audited has been properly prepared in accordance with the Companies Act 2006; and

– the information given in the Directors’ Report for the financial year for which the financial statements are prepared is consistent with the financial statements.

Matters on which we are required to report by exception

We have nothing to report in respect of the following:

Under the Companies Act 2006 we are required to report to you if, in our opinion:

– adequate accounting records have not been kept by the parent company, or returns adequate for our audit have not been received from branches not visited by us; or

– the parent company financial statements and the part of the Directors’ Remuneration Report to be audited are not in agreement with the accounting records and returns; or

– certain disclosures of directors’ remuneration specified by law are not made; or

– we have not received all the information and explanations we require for our audit.

Under the Listing Rules we are required to review:

– the directors’ statement, contained within note 2.1 to the financial statements, in relation to going concern;

– the part of the Corporate Governance Statement relating to the company’s compliance with the nine provisions of the UK Corporate Governance Code specified for our review; and

– certain elements of the report to shareholders by the Board on directors’ remuneration.

Douglas King (Senior statutory auditor)
for and on behalf of Deloitte LLP

Chartered Accountants and Statutory Auditor

London, United Kingdom

27 March 2012

127

Consolidated Income Statement

For the year ended 31 December 2011

			2011			2010
		Before exceptional	Exceptional		Before exceptional	Exceptional
		items	items	Total	items	items	Total
	note	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
Group revenue	5	1,262,490	–	1,262,490	612,016	–	612,016
Operating expenses	6	(863,335)	2,432	(860,903)	(490,556)	(15,417)	(505,973)
		399,155	2,432	401,587	121,460	(15,417)	106,043
Share of results of joint ventures		(1,360)	–	(1,360)	(3,168)	–	(3,168)
Operating profit/(loss)		397,795	2,432	400,227	118,292	(15,417)	102,875
Investment income	9	3,119	–	3,119	6,525	–	6,525
Interest expense	9	(39,641)	–	(39,641)	(32,172)	–	(32,172)
Other finance (losses)/gains	9	(2,381)	–	(2,381)	2,285	(10,314)	(8,029)
Profit/(loss) before taxation		358,892	2,432	361,324	94,930	(25,731)	69,199
Taxation	10	(120,835)	–	(120,835)	(46,228)	–	(46,228)
Profit/(loss) for the period		238,057	2,432	240,489	48,702	(25,731)	22,971
Attributable to:
Equity shareholders of Petropavlovsk PLC		228,453	2,432	230,885	45,508	(25,731)	19,777
Non-controlling interests		9,604	–	9,604	3,194	–	3,194
		238,057	2,432	240,489	48,702	(25,731)	22,971
Earnings/(loss) per share
Basic	11	US$1.23	US$0.01	US$1.24	US$0.25	(US$0.14)	US$0.11
Diluted	11	US$1.22	US$0.01	US$1.23	US$0.25	(US$0.14)	US$0.11

128 Petropavlovsk Annual Report 2011

Consolidated Statement of Comprehensive Income

For the year ended 31 December 2011

	2011 US$’000	2010 US$’000
Profit for the period	240,489	22,971
Other comprehensive income and expense:
Revaluation of available-for-sale investments	(1,941)	(100)
Exchange differences on translating foreign operations	(3,603)	443
Other comprehensive (expense)/income for the period	(5,544)	343
Total comprehensive income for the period	234,945	23,314
Attributable to:
Equity shareholders of Petropavlovsk PLC	225,617	20,161
Non-controlling interests	9,328	3,153

129

Consolidated Balance Sheet

For the year ended 31 December 2011

	note	2011 US$’000	2010 Restated (a) US$’000
Assets
Non-current assets
Goodwill	13	21,675	21,675
Intangible assets	14	334,737	346,862
Property, plant and equipment	15	1,865,612	1,320,333
Prepayments for property, plant and equipment		207,101	74,995
Interests in joint ventures	16	7,086	8,446
Available-for-sale investments	17	561	3,443
Inventories	19	43,187	11,611
Other non-current assets	18	37,871	29,196
Deferred tax assets	24	2,562	6,774
		2,520,392	1,823,335
Current assets
Inventories	19	330,660	197,951
Trade and other receivables	20	208,977	143,513
Derivative financial instruments		–	2,381
Cash and cash equivalents	21	213,556	320,986
		753,193	664,831
Total assets		3,273,585	2,488,166
Liabilities
Current liabilities
Trade and other payables	22	(134,904)	(142,738)
Current income tax payable		(12,923)	(9,735)
Borrowings	23	(216,430)	(93,104)
		(364,257)	(245,577)
Net current assets		388,936	419,254
Non-current liabilities
Borrowings	23	(790,408)	(399,014)
Deferred tax liabilities	24	(176,031)	(133,542)
Provision for close down and restoration costs	25	(34,958)	(11,085)
		(1,001,397)	(543,641)
Total liabilities		(1,365,654)	(789,218)
Net assets		1,907,931	1,698,948
Equity
Share capital	26	2,891	2,891
Share premium		377,140	377,140
Merger reserve		331,704	570,071
Own shares	27	(10,444)	(10,675)
Convertible bond reserve	23	59,032	59,032
Share-based payments reserve		13,703	3,140
Other reserves		1,412	6,680
Retained earnings		857,378	423,374
Equity attributable to the shareholders of Petropavlovsk PLC		1,632,816	1,431,653
Non-controlling interests		275,115	267,295
Total equity		1,907,931	1,698,948

(a)	Prepayments for property, plant and equipment previously reported within current assets as prepayments for property, plant and equipment were reclassified to non-current assets to ensure a better presentation of the Group’s consolidated assets that are expected to be realised within more than twelve months after the reporting period (note 2.3)

These consolidated financial statements for Petropavlovsk PLC, registered number 4343841, were approved by the Directors on 27 March 2012 and signed on their behalf by

Peter Hambro	Brian Egan
Director	Director

130 Petropavlovsk Annual Report 2011

Consolidated Statement of Changes in Equity

For the year ended 31 December 2011

		Total attributable to equity holders of Petropavlovsk PLC
	note	Share capital US$’000	Share premium US$’000	Merger reserve US$’000	Own shares US$’000	Convertible bonds US$’000	Share- based payments reserve US$’000	Other reserves US$’000	Retained earnings US$’000	Total US$’000	Non- controlling interests US$’000	Total equity US$’000
Balance at
1 January 2010		2,805	275,742	570,071	(14,003)	–	3,847	6,296	443,136	1,287,894	11,870	1,299,764
Total
comprehensive
income for the
period		–	–	–	–	–	–	384	19,777	20,161	3,153	23,314
Dividends		–	–	–	–	–	–	–	(27,774)	(27,774)	–	(27,774)
Share-based
payments		–	–	–	–	–	2,574	–	–	2,574	–	2,574
Vesting of
Replacement
LTIP		–	–	–	3,328	–	(3,260)	–	(68)	–	–	–
Employee options
exercised		3	246	–	–	–	(21)	–	21	249	–	249
Issue of
convertible bonds		–	–	–	–	59,032	–	–	–	59,032	–	59,032
Exercise of
warrants		83	101,152	–	–	–	–	–	–	101,235	–	101,235
Acquisition of
subsidiary		–	–	–	–	–	–	–	–	–	15,608	15,608
Issue of ordinary
shares by
subsidiary		–	–	–	–	–	–	–	(12,046)	(12,046)	241,653	229,607
Other transaction
with non-
controlling
interests		–	–	–	–	–	–	–	328	328	(4,989)	(4,661)
Balance at 1 January 2011		2,891	377,140	570,071	(10,675)	59,032	3,140	6,680	423,374	1,431,653	267,295	1,698,948
Total comprehensive income for the period		–	–	–	–	–	–	(5,268)	230,885	225,617	9,328	234,945
Dividends	12	–	–	–	–	–	–	–	(36,856)	(36,856)	–	(36,856)
Share-based payments	30	–	–	–	–	–	10,857	–	–	10,857	–	10,857
Vesting of awards within Petropavlovsk PLC LTIP		–	–	–	231	–	(294)	–	63	–	–	–
Other transactions with non-controlling interests		–	–	–	–	–	–	–	1,545	1,545	(1,508)	37
Transfer to retained earnings (a)		–	–	(238,367)	–	–	–	–	238,367	–	–	–
Balance at 31 December 2011		2,891	377,140	331,704	(10,444)	59,032	13,703	1,412	857,378	1,632,816	275,115	1,907,931

(a) Arises from an adjustment to the book value of the investment in the Company financial statements to reflect the value of the underlying net assets of IRC Limited.

131

Consolidated Cash Flow Statement

For the year ended 31 December 2011

	note	2011 US$’000	2010 US$’000
Cash flows from operating activities
Cash generated from operations	28	356,287	80,494
Interest paid		(36,839)	(26,787)
Income tax paid		(60,022)	(15,404)
Net cash from operating activities		259,426	38,303
Cash flows from investing activities
Acquisitions of subsidiaries, net of cash acquired	16	(11,935)	(11,505)
Acquisitions of non-controlling interests		(2,250)	(3,113)
Proceeds from disposal of the Group’s interests in joint ventures and available-for-sale investments	6	10,000	–
Purchase of property, plant and equipment and exploration expenditure		(801,062)	(507,400)
Proceeds from disposal of property, plant and equipment		1,407	953
Investments in joint ventures and associates		(616)	(4,731)
Loans granted		(121)	(1,413)
Repayment of amounts loaned to other parties		2,389	18,507
Interest received		1,701	5,812
Net cash used in investing activities		(800,487)	(502,890)
Cash flows from financing activities
Proceeds from issuance of ordinary shares, net of transaction costs		–	101,484
Issue of convertible bonds, net of transaction costs	23	–	370,290
Issue of ordinary shares by subsidiary, net of transaction costs		–	234,589
Proceeds from borrowings		658,081	174,147
Repayments of borrowings		(155,646)	(136,764)
Restricted bank deposit placed in connection with ICBC facility	23	(6,000)	–
Debt transaction costs paid in connection with ICBC facility (a)	23	(25,889)	(4,090)
Dividends paid to shareholders of Petropavlovsk PLC		(36,309)	(27,773)
Dividends paid to non-controlling interests		(548)	(327)
Net cash from financing activities		433,689	711,556
Net (decrease)/increase in cash and cash equivalents in the period		(107,372)	246,969
Effect of exchange rates on cash and cash equivalents		(58)	(2,450)
Cash and cash equivalents at beginning of period		320,986	76,467
Cash and cash equivalents at end of period		213,556	320,986

(a) Including insurance premium of US$22.5 million.

132 Petropavlovsk Annual Report 2011

Notes to the Consolidated Financial Statements

For the year ended 31 December 2011

1. General information

Petropavlovsk PLC (the “Company”) is a company incorporated in Great Britain and registered in England and Wales. The address of the registered office is 11 Grosvenor Place, London SW1X 7HH.

2. Significant accounting policies

2.1. Basis of preparation and presentation

The consolidated financial statements of Petropavlovsk PLC and its subsidiaries (the “Group”) have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as adopted by the European Union, IFRIC Interpretations and the Companies Act 2006. The consolidated financial statements have been prepared under the historical cost convention, as modified by the revaluation of available-for-sale financial investments, financial assets and financial liabilities (including derivative instruments) at fair value through profit or loss. The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all years presented, unless otherwise stated.

Going concern

The Group monitors and manages its liquidity risk on an on-going basis. Cash forecasts are regularly produced and sensitivities run for different scenarios including, but not limited to, changes in commodity prices, different production rates from the Group’s producing assets and the timing of expenditure on development projects. The Group meets its capital requirements through a combination of sources including cash generated from operations and external debt.

The Group’s forecasts and projections, taking account of reasonably possible changes in trading performance and expenditure and the mitigating actions that the Group could take in the event of adverse changes, show that the Group should be able to operate within the level of its secured facilities for the subsequent 12 months from the date of approval of the 2011 Annual Report and Accounts.

The Directors have a reasonable expectation that the Group has adequate resources to continue in operational existence for the foreseeable future. Thus they continue to adopt the going concern basis of accounting in preparing these consolidated financial statements.

Exceptional items

Exceptional items are those significant items of income and expense, which due to their nature or the expected infrequency of the events that give rise to these items should, in the opinion of the Directors, be disclosed separately to enable better understanding of the financial performance of the Group.

2.2. Adoption of new and revised standards and interpretations

There are no IFRSs or IFRIC interpretations that are effective for the first time in the current reporting period that had a significant impact on the amounts reported in these consolidated financial statements.

New standards, amendments and interpretations that are applicable to the Group, issued but not yet effective for the reporting period beginning 1 January 2011 and not early adopted:

– IFRS 9 “Financial instruments”, effective for accounting periods beginning on or after 1 January 2015

– IFRS 10 “Consolidated financial statements”, effective for accounting periods beginning on or after 1 January 2013

– IFRS 11 “Joint arrangements”, effective for accounting periods beginning on or after 1 January 2013

– IFRS 12 “Disclosure of interests in other entities”, effective for accounting periods beginning on or after 1 January 2013

– IFRS 13 “Fair value measurement”, effective for accounting periods beginning on or after 1 January 2013

– IAS 28 (revised) “Associates and joint ventures”, effective for accounting periods beginning  on or after 1 January 2013

– Amendments to IAS 1 “Financial statement presentation”, effective for accounting periods beginning on or after 1 July 2012

– Amendments to IFRS 7 “Financial instruments: Disclosures”, effective for accounting periods beginning on or after 1 July 2011

– IFRIC 20 “Stripping costs in the production phase of a surface mine”, effective for accounting periods beginning on or after 1 January 2013

133

Notes to the Consolidated Financial Statements

continued

For the year ended 31 December 2011

2. Significant accounting policies continued

2.2. Adoption of new and revised standards and interpretations continued
The directors do not expect that the adoption of the standards, amendments and interpretations listed above will have a material impact on the Group’s financial statements, except as follows:

– IFRS 9 introduces new requirements for classifying and measuring financial assets and will impact both measurement and disclosure of financial instruments

– IFRS 12 will impact the disclosure of Group’s interests in other entities

– IFRS 13 will impact the measurement of fair value for certain assets and liabilities as well as the associated disclosures

– IFRIC 20 will impact asset recognition criteria and classification of costs from a stripping activity which provide improved access to the ore body as well as amortisation period

2.3 Comparatives

Prepayments for property, plant and equipment of US$207.1 million (2010: US$74.9 million, 2009: US$41.6 million) previously reported within current assets as prepayments for property, plant and equipment were reclassified to non-current assets. The reclassification was carried out to ensure a better representation in the Group’s consolidated assets that are expected to be realised within more than twelve months after the reporting period.

2.4. Basis of consolidation

These consolidated financial statements consist of the financial statements of the Company and the entities controlled by the Company (its subsidiaries) as at the balance sheet date.

Subsidiaries are all entities over which the Group has the power to govern the financial and operating policies, generally accompanying a shareholding of more than one half of the voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Group controls another entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are de-consolidated from the date on which control ceases.

Inter-company transactions, balances and unrealised gains on transactions between Group companies are eliminated on consolidation. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Where necessary, adjustments are made to the financial statements of subsidiaries to ensure consistency of accounting policies with the policies adopted by the Group.

Non-controlling interests in the net assets of consolidated subsidiaries are identified separately from the Group’s equity therein. The interests of non- controlling shareholders may be initially measured at fair value or at the non-controlling interests’ proportionate share of the fair value of the acquiree’s identifiable net assets. The choice of measurement is made on an acquisition-by-acquisition basis. Subsequent to acquisition, the carrying amount of non- controlling interests is the amount of those interests at initial recognition plus the non- controlling interests’ share of subsequent changes in equity. The recognised income and expense are attributed to non-controlling interests even if this results in the non-controlling interests having a deficit balance.

2.5. Business combinations

The Group uses the acquisition method of accounting to account for business combinations. The consideration transferred for each acquisition is measured at the aggregate of the fair values of the assets transferred, the liabilities incurred and the equity interests issued by the Group. Where applicable, the consideration transferred includes the fair value of any asset or liability arising from a contingent consideration arrangement. Acquisition-related costs are recognised in profit or loss as incurred.

Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date.

The Group recognises any non-controlling interest in the acquiree at fair value or at the non-controlling interest’s proportionate share of the acquiree’s net assets, on an acquisition-by-acquisition basis.

The excess of the consideration transferred the amount of any non-controlling interest in the acquiree and the acquisition date fair value of any previous equity interest in the acquiree over the fair value of the Group’s share of the identifiable net assets acquired is recorded as goodwill. If this is less than the fair value of the net assets of the subsidiary acquired in the case of a bargain purchase, the difference is recognised directly in the statement of recognised income and expenses.

2.6. Non-controlling interests

The group treats transactions with non-controlling interests as transactions with equity owners. For purchases from non-controlling interests, the difference between any consideration paid and the relevant share acquired of the carrying vale of net assets of the subsidiary is recorded in equity. Gains or losses on disposals to non-controlling interests are also recorded in equity.

2.7. Acquisition of assets

Frequently, the acquisition of mining licences is effected through a non-operating corporate structure. As these structures do not represent a business, it is considered that the transactions do not meet the definition of a business combination. Accordingly the transaction is accounted for as the acquisition of an asset. The net assets acquired are recognised at cost.

Where the Group has full control but does not own 100% of the assets, then non-controlling interests are recognised at an equivalent amount based on the Group’s cost, the assets continue to be carried at cost and changes in those values are recognised in equity.

2.8. Interests in joint ventures

A joint venture is a contractual arrangement whereby the Group and other parties undertake an economic activity that is subject to joint control (i.e. when the strategic financial and operating policy decisions relating to the activities of the joint venture require the unanimous consent of the parties sharing control). Joint venture arrangements that involve the establishment of a separate entity in which each venture has an interest are referred to as jointly controlled entities.

134 Petropavlovsk Annual Report 2011

The Group’s interests in jointly controlled entities are accounted for by using the equity method of accounting, except when the investment is classified as held for sale, in which case it is accounted for in accordance with IFRS 5 Non-current Assets Held for Sale and Discontinued Operations. Interests in joint ventures are carried in the balance sheet at cost as adjusted by post-acquisition changes in the Group’s share of the net assets of the associate, less any impairment in the value of individual investments.

Any excess of the cost of acquisition over the Group’s share of the net fair value of the identifiable assets, liabilities and contingent liabilities of the jointly controlled entity recognised at the date of acquisition is recognised as goodwill. The goodwill is included within the carrying amount of the investment and is assessed for impairment as part of that investment. Any excess of the Group’s share of the net fair value of the identifiable assets, liabilities and contingent liabilities over the cost of acquisition, after reassessment, is recognised immediately in profit or loss.

The Group’s share of its joint ventures’ post-acquisition profits or losses is recognised in the income statement and its share of post-acquisition movements in reserves is recognised in reserves. The cumulative post-acquisition movements are adjusted against the carrying amount of the investment in joint ventures.

2.9. Investments in associates

An associate is an entity over which the Group is in a position to exercise significant influence and that is neither a subsidiary nor an interest in a joint venture. Significant influence is the power to participate in the financial and operating policy decisions of the investee but is not control or joint control over those policies.

Investments in associates are accounted for using the equity method of accounting, except when the investment is classified as held for sale, in which case it is accounted for in accordance with IFRS 5 Non-current Assets Held for Sale and Discontinued Operations. Investments in associates are carried in the balance sheet at cost as adjusted by post-acquisition changes in the Group’s share of the net assets of the associate, less any impairment in the value of individual investments. Losses of an associate in excess of the Group’s interest in that associate (which includes any long-term interests that, in substance, form part of the Group’s net investment in the associate) are recognised only to the extent that the Group has incurred legal or constructive obligations or made payments on behalf of the associate.

Any excess of the cost of acquisition over the Group’s share of the net fair value of the identifiable assets, liabilities and contingent liabilities of the associate recognised at the date of acquisition is recognised as goodwill. The goodwill is included within the carrying amount of the investment and is assessed for impairment as part of that investment. Any excess of the Group’s share of the net fair value of the identifiable assets, liabilities and contingent liabilities over the cost of acquisition, after reassessment, is recognised immediately in profit or loss.

When a Group entity transacts with an associate of the Group, profits and losses are eliminated to the extent of the Group’s interest in the relevant associate. Losses may provide evidence of an impairment of the asset transferred in which case appropriate provision is made for the impairment.

2.10. Foreign currency translation

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (the functional currency). For the purpose of the consolidated financial statements, the results and financial position of each Group company are expressed in US Dollars, which is the Group’s presentation currency. The functional currency of the Company is the US Dollar.

The rates of exchange used to translate balances from other currencies into US Dollars were as follows (currency per US Dollar):

	As at 31 December 2011	Average year ended 31 December 2011	As at 31 December 2010	Average year ended 31 December 2010
GB Pounds Sterling (GBP : US$)	0.65	0.62	0.64	0.65
Russian Rouble (RUR : US$)	32.20	29.39	30.48	30.36

135

Notes to the Consolidated Financial Statements

continued

For the year ended 31 December 2011

2. Significant accounting policies continued

2.10. Foreign currency translation

continued
In preparing the financial statements of the individual companies, transactions in currencies other than the entity’s functional currency (foreign currencies) are translated into the functional currency using the exchange rates prevailing at the dates of the transactions or valuation where items are remeasured. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at the year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the income statement. Non-monetary items carried at fair value that are denominated in foreign currencies are translated at the rates prevailing at the date when the fair value was determined. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

For the purpose of presenting consolidated financial statements, the assets and liabilities of the Group’s foreign operations which have a functional currency other than US Dollars are translated at exchange rates prevailing on the balance sheet date. Income and expense items are translated at the average exchange rates for the year, unless exchange rates fluctuate significantly during that year, in which case the exchange rates at the date of transactions are used. Exchange differences arising, if any, are recognised in other comprehensive income and expenses and accumulated in equity, with share attributed to non-controlling interests as appropriate. On the disposal of a foreign operation, all of the accumulated exchange differences in respect of that operation attributable to the shareholders of the Company are reclassified to profit or loss.

Goodwill and fair value adjustments arising on the acquisition of a foreign operation are treated as assets and liabilities of the foreign operation.

2.11. Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of the Group’s share of the net identifiable assets of a subsidiary, associate or joint venture at the date of acquisition. Goodwill on acquisition of a subsidiary is included in non- current assets as a separate line item. Goodwill is tested annually for impairment and carried at cost less accumulated impairment losses. Impairment losses on goodwill are not reversed. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold. Goodwill on acquisition of an associate or a joint venture is included in the carrying amount of investment and is tested for impairment as part of the overall balance.

Goodwill is allocated to those cash-generating units or groups of cash-generating units that are expected to benefit from the synergies of the business combination in which the goodwill arose.

The excess of the acquirer’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities acquired over cost is recognised immediately in the income statement.

2.12. Intangible assets
Exploration and evaluation expenditure and mineral rights acquired

Exploration and evaluation expenditure incurred in relation to those projects where such expenditure is considered likely to be recoverable through future extraction activity or sale, or where the exploration activities have not reached a stage which permits a reasonable assessment of the existence of reserves, are capitalised and recorded on the balance sheet within intangible assets for mining projects at the exploration stage.

Exploration and evaluation expenditure comprise costs directly attributable to:

– Researching and analysing existing exploration data;

– Conducting geological studies, exploratory drilling and sampling;

– Examining and testing extraction and treatment methods;

– Compiling pre-feasibility and feasibility studies; and

– Costs incurred in acquiring mineral rights, the entry premiums paid to gain access to areas of interest and amounts payable to third parties to acquire interests in existing projects.

Mineral rights acquired through a business combination or an asset acquisition are capitalised separately from goodwill if the asset is separable or arises from contractual or legal rights and the fair value can be measured reliably on initial recognition.

Exploration and evaluation expenditure capitalised and mining rights acquired are subsequently valued at cost less impairment.

In circumstances where a project is abandoned, the cumulative capitalised costs related to the project are written off in the period when such decision is made.

Exploration and evaluation expenditure capitalised and mining rights within intangible assets are not depreciated. These assets are transferred to mine development costs within property, plant and equipment when a decision is taken to proceed with the development of the project.

2.13. Property, plant and equipment

Land and buildings, plant and equipment

On initial recognition, land, property, plant and equipment are valued at cost, being the purchase price and the directly attributable cost of acquisition or construction required to bring the asset to the location and condition necessary for the asset to be capable of operating in the manner intended by the Group.

136 Petropavlovsk Annual Report 2011

Assets in the course of construction are capitalised in the capital construction in progress account. On completion, the cost of construction is transferred to the appropriate category of property, plant and equipment.

Development expenditure

Development expenditure incurred by or on behalf of the Group is accumulated separately for each area of interest in which economically recoverable resources have been identified. Such expenditure includes costs directly attributable to the construction of a mine and the related infrastructure. Once a development decision has been taken, the carrying amount of the exploration and evaluation expenditure in respect of the area of interest is aggregated with the development expenditure and classified under non-current assets as “mine development costs”. Mine development costs are reclassified as “mining assets” at the end of the commissioning phase, when the mine is capable of operating in the manner intended by management. No depreciation is recognised in respect of mine development costs until they are reclassified as mining assets. Mine development costs are tested for impairment in accordance with the policy in note 2.14.

Subsequent costs are included in the asset’s carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. All other repairs and maintenance are charged to the income statement during the financial period in which they are incurred.

Depreciation

Property, plant and equipment are depreciated using a units of production method or on a straight-line basis as set out below.

Mining assets, except for those related to alluvial gold operations, where economic benefits from the asset are consumed in a pattern which is linked to the production level, are depreciated using a units of production method based on the volume of ore reserves, which results in a depreciation charge proportional to the depletion of reserves. The basis for determining ore reserve estimates is set out in note 3.1. Where the mining plan anticipates future capital expenditure to support the mining activity over the life of the mine, the depreciable amount is adjusted for such estimated future expenditure.

Certain property, plant and equipment within mining assets are depreciated based on estimated useful lives, if shorter than the remaining life of the mine or if such property, plant and equipment can be moved to another site subsequent to the mine closure.

Mining assets related to alluvial gold operations are depreciated on a straight-line basis based on estimated useful lives.

Non-mining assets are depreciated on a straight-line basis based on estimated useful lives.

Mine development costs and capital construction in progress are not depreciated, except for that property plant and equipment used in the development of a mine. Such property, plant and equipment are depreciated on a straight-line basis based on estimated useful lives and depreciation is capitalised as part of mine development costs.

Residual values and useful lives are reviewed and adjusted if appropriate, at each balance sheet date. Changes to the estimated residual values or useful lives are accounted for prospectively.

Estimated useful lives normally vary as set out below.

Average life Number of years

Buildings	15–50
Plant and machinery	3–20
Vehicles	5–7
Office equipment	5–10
Computer equipment	3–5

137

Notes to the Consolidated Financial Statements

continued

For the year ended 31 December 2011

2. Significant accounting policies continued

2.14. Impairment of non-financial assets

Property, plant and equipment and finite life intangible assets are reviewed by management for impairment if there is any indication that the carrying amount may not be recoverable. This applies to the Group’s share of the assets held by the joint ventures as well as the assets held by the Group itself.

When a review for impairment is conducted, the recoverable amount is assessed by reference to the higher of “value in use” (being the net present value of expected future cash flows of the relevant cash generating unit) or “fair value less costs to sell”. Where there is no binding sale agreement or active market, fair value less costs to sell is based on the best information available to reflect the amount the Group could receive for the cash generating unit in an arm’s length transaction. Future cash flows are based on:

– estimates of the quantities of the reserves and mineral resources for which there is a high degree of confidence of economic extraction;

– future production levels;

– future commodity prices (assuming the current market prices will revert to the Group’s assessment of the long-term average price, generally over a period of up to five years); and

– future cash costs of production, capital expenditure, environment protection, rehabilitation and closure.

IAS 36 “Impairment of assets” includes a number of restrictions on the future cash flows that can be recognised in respect of future restructurings and improvement related capital expenditure. When calculating “value in use”, it also requires that calculations should be based on exchange rates current at the time of the assessment.

For operations with a functional currency other than the US Dollar, the impairment review is undertaken in the relevant functional currency. These estimates are based on detailed mine plans and operating budgets, modified as appropriate to meet the requirements of IAS 36 “Impairment of assets”.

The discount rate applied is based upon a pre-tax discount rate that reflects current market assessments of the time value of money and the risks associated with the relevant cash flows, to the extent that such risks are not reflected in the forecast cash flows.

If the carrying amount of the asset exceeds its recoverable amount, the asset is impaired and an impairment loss is charged to the income statement so as to reduce the carrying amount in the balance sheet to its recoverable amount. A previously recognised impairment loss is reversed if the recoverable amount increases as a result of a reversal of the conditions that originally resulted in the impairment. This reversal is recognised in the income statement and is limited to the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognised in prior years.

2.15. Deferred stripping costs

In open-pit mining operations, removal of overburden and other waste materials, referred to as stripping, is required to obtain access to the ore body.

Stripping costs incurred during the development of the mine are capitalised as part of mine development costs and are subsequently depreciated over the life of a mine on a units of production basis.

Stripping costs incurred during the production phase of a mine are deferred as part of cost of inventory and are written off to the income statement in the period over which economic benefits related to the stripping activity are realised where this is the most appropriate basis for matching the costs against the related economic benefits.

Where, during the production phase, further development of the mine requires a phase of unusually high overburden removal activity that is similar in nature to pre- production mine development, such stripping costs are considered in a manner consistent with stripping costs incurred during the development of the mine before the commercial production commences.

2.16. Provisions for close down and restoration costs

Close down and restoration costs include the dismantling and demolition of infrastructure and the removal of residual materials and remediation of disturbed areas. Close down and restoration costs are provided for in the accounting period when the legal or constructive obligation arising from the related disturbance occurs, whether this occurs during the mine development or during the production phase, based on the net present value of estimated future costs. Provisions for close down and restoration costs do not include any additional obligations which are expected to arise from future disturbance. The costs are estimated on the basis of a closure plan. The cost estimates are calculated annually during the life of the operation to reflect known developments and are subject to formal review at regular intervals.

The amortisation or unwinding of the discount applied in establishing the net present value of provisions is charged to the income statement in each accounting period. The amortisation of the discount is shown as a financing cost, rather than as an operating cost. Other movements in the provisions for close down and restoration costs, including those resulting from new disturbance, updated cost estimates, changes to the lives of operations and revisions to discount rates are capitalised within property, plant and equipment. These costs are then depreciated over the lives of the assets to which they relate.

Where rehabilitation is conducted systematically over the life of the operation, rather than at the time of closure, provision is made for the outstanding continuous rehabilitation work at each balance sheet date. All other costs of continuous rehabilitation are charged to the income statement as incurred.

2.17. Financial instruments

Financial instruments recognised in the balance sheet include cash and cash equivalents, other investments, trade and other receivables, borrowings, derivatives and trade and other payables.

Financial instruments are initially measured at fair value when the Group becomes a party to their contractual arrangements. Transaction costs are included in the initial measurement of financial instruments, except financial instruments classified as at fair value through profit or loss. The subsequent measurement of financial instruments is dealt with below.

138 Petropavlovsk Annual Report 2011

Financial assets

Financial assets are classified into the following specified categories: “financial assets at fair value through profit or loss”, “held-to-maturity investments”, “available-for-sale financial assets” and “loans and receivables”. The classification depends on the nature and purpose of the financial assets and is determined at the time of initial recognition. Financial assets are recognised at trade-date, the date on which the Group commits to purchase the asset. The Group does not hold any financial assets which meet the definition of “held-to-maturity investments”.

Financial assets at fair value through profit or loss

This category has two sub- categories: financial assets held for trading, and those designated at fair value through profit or loss at inception. A financial asset is classified in this category if acquired principally for the purpose of selling in the short term or if so designated by management. Derivatives are also categorised as held for trading unless they are designated as hedges. Assets in this category are classified as current if they are either held for trading or are expected to be realised within 12 months of the balance sheet date.

Available-for-sale financial assets

Available-for-sale financial assets are non-derivative financial assets that are either designated in this category or not classified in any of the other categories. They are included within non-current assets unless the investment matures or management intends to dispose of them within 12 months of the balance sheet date. Available-for- sale financial assets are initially measured at cost and subsequently carried at fair value. Changes in the carrying amount of available-for-sale financial assets are recognised in other comprehensive income and accumulated under the heading of other reserve in equity. When the investment is disposed of or is determined to be impaired, the cumulative gain or loss previously accumulated in equity is reclassified to the income statement.

Loans and receivables

Loans and receivables are non-derivative financial assets fixed or determinable payments that are not quoted on an active market. Loans and receivables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method, less any impairment. Interest income is recognised by applying the effective interest rate, except for short-term receivables when the recognition of interest would be immaterial.

Effective interest method

The effective interest rate method is a method of calculating the amortised cost of a financial asset and of allocating interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts through the expected life of the financial asset, or where appropriate, a shorter period, to the net carrying amount on initial recognition.

Cash and cash equivalents

Cash and cash equivalents are defined as cash on hand, demand deposits and short-term, highly liquid investments readily convertible to known amounts of cash and subject to insignificant risk of changes in value and are measured at cost which is deemed to be fair value as they have a short-term maturity.

Trade receivables

Trade receivables are measured on initial recognition at fair value and are subsequently measured at amortised cost using the effective interest rate method. Impairment of trade receivables is established when there is objective evidence as a result of a loss event that the Group will not be able to collect all amounts due according to the original terms of the receivables. The amount of the impairment is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. The impairment is recognised in the income statement.

Other investments

Listed investments and unlisted equity investments, other than investments in subsidiaries, joint ventures and associates, are classified as available-for-sale financial assets and subsequently measured at fair value. Fair values for unlisted equity investments are estimated using methods reflecting the economic circumstances of the investee. Equity investments for which fair value cannot be measured reliably are recognised at cost less impairment. Changes in the carrying amount of available-for-sale financial assets are recognised in other comprehensive income and accumulated under the heading of investments revaluation reserve in equity. When the investment is disposed of or is determined to be impaired, the cumulative gain or loss previously accumulated in the investments revaluation reserve is reclassified to the income statement as “gains and losses from investment securities”.

Financial liabilities

Financial liabilities, other than derivatives, are measured on initial recognition at fair value and are subsequently measured at amortised cost, using the effective interest rate method.

Borrowings

Borrowings are recognised initially at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortised cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognised in the income statement over the period of the borrowings using the effective interest method.

The fair value of the liability portion of a convertible bond is determined using a market interest rate for an equivalent non-convertible bond. This amount is recorded as a liability on an amortised cost basis until extinguished on conversion or maturity of the bonds. The remainder of the proceeds is allocated to the conversion option. This is recognised and included in shareholders’ equity, net of income tax effects.

Borrowings are classified as current liabilities unless the Group has an unconditional right to defer settlement of the liability for at least 12 months after the balance sheet date.

139

Notes to the Consolidated Financial Statements

continued

For the year ended 31 December 2011

2. Significant accounting policies continued

2.17. Financial instruments

continued

Derivative financial instruments

In accordance with IAS 39 the fair value of all derivatives are separately recorded on the balance sheet. Derivatives is initially recognised at fair value at the date the derivative contracts are entered into and are subsequently remeasured to their fair value at the balance sheet date. The resulting gain or loss is recognised in the income statement immediately unless the derivative is designated and effective as a hedging instrument, in which event the timing of the recognition in the income statement depends on the nature of the hedge relationship.

Derivatives embedded in other financial instruments or non- financial host contracts are treated as separate derivatives when their risks and characteristics are not closely related to their host- contract and the host contract is not carried at fair value. Embedded derivatives are recognised at fair value at inception. Any change to the fair value of the embedded derivatives is recognised in operating profit within the income statement. Embedded derivatives which are settled net are disclosed in line with the maturity of their host contracts.

The fair value of embedded derivatives is determined by using market prices where available. In other cases, fair value will be calculated using quotations from independent financial institutions, or by using appropriate valuation techniques.

Trade payables

Trade payables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method.

Equity instruments

An equity instrument is any contract that evidences a residual interest in the assets of the Group after deducting all of its liabilities. Equity instruments issued are recorded at the proceeds received, net of direct issue cost.

Impairment of financial assets

The Group assesses at each balance sheet date whether there is objective evidence that a financial asset or a group of financial assets is impaired. In the case of equity securities classified as available-for-sale, a significant or prolonged decline in the fair value of the security below its cost is considered in determining whether the securities are impaired. If any such evidence exists for available-for-sale financial assets, the cumulative loss – measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognised in profit or loss – is removed from equity and recognised in the income statement. Impairment losses recognised in the income statement on equity instruments are not reversed.

2.18. Provisions

Provisions are recognised when the Group has a present obligation, whether legal or constructive, as a result of a past event for which it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

Provisions are measured at the present value of management’s best estimate of the expenditure required to settle the obligation at the balance sheet date. The discount rate used to determine the present value reflects current market assessments of the time value of money and the risks specific to the liability.

2.19. Inventories

Inventories are valued at the lower of cost and net realisable value after appropriate allowances for redundant and slow moving items. Net realisable value represents estimated selling price in the ordinary course of business less any further costs expected to be incurred to completion. Cost is determined on the following bases:

– Gold in process is valued at the average total production cost at the relevant stage of production;

– Gold on hand is valued on an average total production cost method;

– Ore stockpiles are valued at the average moving cost of mining and stockpiling the ore. Stockpiles are allocated as a non-current asset where the stockpile exceeds current processing capacity;

– Consumable stores are valued at average cost; and

– Heap-leach pad materials are measured on an average total production cost basis. The cost of materials on the leach pad from which gold is expected to be recovered in a period greater than 12 months is classified as a non-current asset.

A portion of the related depreciation, depletion and amortisation charge relating to production is included in the cost of inventory.

As described in note 2.15, deferred stripping costs are included in inventories where appropriate.

2.20. Leases

Leases of property, plant and equipment where the Group has substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are capitalised at the lease’s inception at the lower of the fair value of the leased property and the present value of the minimum lease payments. Each lease payment is allocated between the liability and finance charges so as to achieve a constant rate on the finance balance outstanding. The corresponding rental obligations, net of finance charges, are included in borrowings. The interest element of the finance cost is charged to the income statement over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period.

Leases where the lessor retains substantially all the risks and rewards of ownership are classified as operating leases. Payments made under operating leases (net of any incentives received from the lessor) are charged to the income statement on a straight-line basis over the period of the lease.

2.21. Revenue recognition Revenue is recognised at the fair value of the consideration received or receivable to the extent that it is probable that the economic benefits will flow to the Group and the revenue can be reliably measured. Revenue derived from goods and services comprises the fair value of the sale of goods and services to third parties, net of value added tax, rebates and discounts. The following criteria must also be present:

– The sale of mining products is recognised when the significant risks and rewards of ownership of the products are transferred to the buyer;

140 Petropavlovsk Annual Report 2011

– Revenue derived from services is recognised in the accounting period in which the services are rendered;

– Revenue from bulk sample sales made during the exploration or development phases of operations is recognised as a sale in the income statement;

– Dividends are recognised when the right to receive payment is established; and

– Interest is recognised on a time proportion basis, taking account of the principal outstanding and the effective rate over the period to maturity, when it is determined that such income will accrue to the Group.

2.22. Borrowing costs

Borrowing costs are generally expensed as incurred except where they relate to the financing of acquisition, construction or development of qualifying assets, which are mining projects under development that necessarily take a substantial period of time to get prepared for their intended use. Such borrowing costs are capitalised and added to mine development costs of the mining project when the decision is made to proceed with the development of the project and until such time when the project is substantially ready for its intended use, which is when commercial production is ready to commence.

To the extent that funds are borrowed to finance a specific mining project, borrowing costs capitalised represent the actual borrowing costs incurred. To the extent that funds are borrowed for the general purpose, borrowing costs capitalised are determined by applying the interest rate applicable to appropriate borrowings outstanding during the period to the average amount of capital expenditure incurred to develop the relevant mining project during the period.

2.23. Taxation

Tax expense for the period comprises current and deferred tax. Tax is recognised in the income statement, except to the extent that it relates to items recognised in the statement of comprehensive income or directly in equity. In this case, the tax is also recognised in the statement of comprehensive income or directly in equity, respectively.

Current tax is the tax expected to be payable on the taxable income for the year calculated using rates that have been enacted or substantively enacted by the balance sheet date. It includes adjustments for tax expected to be payable or recoverable in respect of previous periods.

Full provision is made for deferred taxation on all temporary differences existing at the balance sheet date with certain limited exceptions. Temporary differences are the difference between the carrying value of an asset or liability and its tax base. The main exceptions to this principle are as follows:

– Tax payable on the future remittance of the past earnings of subsidiaries, associates and jointly controlled entities is provided for except where the Company is able to control the remittance of profits and it is probable that there will be no remittance in the foreseeable future;

– Deferred tax is not provided on the initial recognition of goodwill or from the initial recognition of an asset or liability in a transaction that does not affect accounting profit or taxable profit and is not a business combination, such as on the recognition of a provision for close down and restoration costs and the related asset or on the inception of finance lease; and

– Deferred tax assets are recognised only to the extent that it is more likely than not that they will be recovered.

Deferred tax is provided in respect of fair value adjustments on acquisitions. These adjustments may relate to assets such as mining rights that, in general, are not eligible for income tax allowances. In such cases, the provision for deferred tax is based on the difference between the carrying value of the asset and its nil income tax base.

Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realised using tax rates that have been enacted, or substantively enacted. Deferred tax is charged or credited in the income statement, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt within equity.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set-off current tax assets against current tax liabilities, when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

2.24. Share-based payments

The Group has a number of equity-settled share-based payment arrangements in place, details of which are set out in note 30.

Equity-settled share-based payment awards are measured at fair value at the grant date. The fair values determined at the grant date are recognised as an expense on a straight-line basis over the expected vesting period with a corresponding adjustment to the share-based payments reserve within equity.

The fair values of equity-settled share-based payment awards are determined at the dates of grant using a Black-Scholes model for those awards vesting based on operating performance conditions and Monte Carlo model for those awards vesting based on market related performance conditions.

The estimate of the number of the awards likely to vest is reviewed at each balance sheet date up to the vesting date, at which point the estimate is adjusted to reflect the actual awards issued. The impact of the revision of the original estimates, if any, is recognised in the income statement so that the cumulative expense reflects the revised estimate, with a corresponding adjustment to the share-based payments reserve within equity.

2.25. Employee Benefit Trust

Certain Ordinary Shares underlying the share-based payment awards granted are held by the Employee Benefit Trust. Details of employee benefit trust arrangements are set out in note 30. The carrying value of shares held by the employee benefit trust are recorded as treasury shares, shown as a deduction to shareholders’ equity.

141

Notes to the Consolidated Financial Statements

continued

For the year ended 31 December 2011

3. Areas of judgement in applying accounting policies and key sources of estimation uncertainty

When preparing the consolidated financial statements in accordance with the accounting policies as set out in note 2, management necessarily makes judgements and estimates that can have a significant impact on the financial statements. These judgements and estimates are based on management’s best knowledge of the relevant facts and circumstances and previous experience. Actual results may differ from these estimates under different assumptions and conditions.

Areas of judgement that have the most significant effect on the amounts recognised in the financial statements are set out below.

3.1. Ore reserve estimates

The Group estimates its ore reserves and mineral resources based on the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves of December 2004 (the JORC Code), adjusted to conform with the mining activity to be undertaken under the Group mining plan. The JORC Code requires the use of reasonable investment assumptions when reporting reserves, including future production estimates, expected future commodity prices and production cash costs.

Ore reserve estimates are used in the calculation of depreciation of mining assets using a units of production method, impairment charges and for forecasting the timing of the payment of close down and restoration costs. Also, for the purpose of impairment review and the assessment of life of mine for forecasting the timing of the payment of close down and restoration costs, the Group may take into account mineral resources in addition to ore reserves where there is a high degree of confidence that such resources will be extracted.

Ore reserve estimates may change from period to period as additional geological data becomes available during the course of operations or economic assumptions used to estimate reserves change. Such changes in estimated reserves may affect the Group’s financial results and financial position in a number of ways, including the following:

– Asset carrying values due to changes in estimated future cash flows;

– Depreciation charged in the income statement where such charges are determined by using a units of production method or where the useful economic lives of assets are determined with reference to the life of the mine;

– Provisions for close down and restoration costs where changes in estimated reserves affect expectations about the timing of the payment of such costs; and

– Carrying value of deferred tax assets and liabilities where changes in estimated reserves affect the carrying value of the relevant assets and liabilities.

3.2. Exploration and evaluation costs

The Group’s accounting policy for exploration and evaluation expenditure results in exploration and evaluation expenditure being capitalised for those projects where such expenditure is considered likely to be recoverable through future extraction activity or sale or where the exploration activities have not reached a stage which permits a reasonable assessment of the existence of reserves. This policy requires management to make certain estimates and assumptions as to future events and circumstances, in particular whether the Group will proceed with development based on existence of reserves or whether an economically viable extraction operation can be established. Such estimates and assumptions may change from period to period as new information becomes available. If, subsequent to the exploration and evaluation expenditure being capitalised, a judgement is made that recovery of the expenditure is unlikely or the project is to be abandoned, the relevant capitalised amount will be written off to the income statement.

3.3. Impairment

The Group reviews the carrying values of its tangible and intangible assets to determine whether there is any indication that those assets are impaired and tests goodwill for impairment annually.

The recoverable amount of an asset, or CGU, is measured as the higher of fair value less costs to sell and value in use.

Management necessarily apply their judgement in allocating assets to CGUs as well as in making assumptions to be applied within the value in use calculation.

The key assumptions which formed the basis of forecasting future cash flows and the value in use calculation as of 31 December 2011 are:

– The successful extraction and processing of the reserves in accordance with the available ore reserves and mineral resources and sale of the commodity produced;

– Commodity prices are internal forecasts by management based on the forecasts of industry market researchers, being US$1,700/oz for gold, US$130/tonne for iron ore concentrate and US$208.1/ tonne for ilmenite;

– Costs, which are internal forecasts prepared by management, adjusted for future inflation rates in countries of operation; and

– Discount rate to be applied to the future cash flows, being the pre-tax weighted average nominal cost of capital, calculated by management, being in the range between 11.0% and 12.3% for precious metals mining projects and 9.6% and 12.9% for IRC mining projects, depending on the risk inherent to a particular project.

Subsequent changes to CGU allocation or estimates and assumptions in the value in use calculation could impact the carrying value of the respective assets. The impairment assessments are sensitive to changes in commodity prices and discount rates. Changes to these assumptions would result in changes to impairment conclusions, which could have a significant effect on the consolidated financial statements. In particular, with all other assumptions being constant, a reduction in the estimated long-term gold price below $1,500/ oz would result in impairment of certain mining assets within precious metals segment.

3.4 Deferred stripping costs

The calculation of deferred stripping costs requires the use of estimates to assess the improved access to the ore to be mined in future periods. Changes to the Group’s mining plan and pit design may result in changes to the timing of realization of the stripping activity. As a result, there could be significant adjustments to the amounts of deferred stripping costs capitalised and their classification between current and non-current assets.

142 Petropavlovsk Annual Report 2011

3.5. Close down and restoration costs

Costs associated with restoration and rehabilitation of mining sites are typical for extractive industries and are normally incurred at the end of the life of the mine. Provision is recognised for each mining site for such costs discounted to their net present value, as soon as the obligation to incur such costs arises. The costs are estimated on the basis of the scope of site restoration and rehabilitation activity in accordance with the mine closure plan and represent management’s best estimate of the expenditure that will be incurred. Estimates are reviewed annually as new information becomes available.

The initial provision for close down and restoration costs together with other movements in the provision, including those resulting from updated cost estimates, changes to the estimated lives of the mines, and revisions to discount rates are capitalised within “mine development costs” or “mining assets” of property, plant and equipment. Capitalised costs are depreciated over the life of the mine they relate to and the provision is increased each period via unwinding the discount on the provision. Changes to the estimated future costs are recognised in the balance sheet by adjusting both the asset and the provision.

The actual costs may be different from those estimated due to changes in relevant laws and regulations, changes in prices as well as changes to the restoration techniques. The actual timing of cash outflows may be also different from those estimated due to changes in the life of the mine as a result of changes in ore reserves or processing levels. As a result, there could be significant adjustments to the provision for close down and restoration costs established which would affect future financial results.

3.6. Tax provisions and tax legislation

The Group is subject to income tax in the UK, Russian Federation, Cyprus and Hong Kong. Assessing the outcome of uncertain tax positions requires judgements to be made. The Group recognises liabilities for anticipated tax issues based on estimates of whether additional taxes will be due, such estimates are based on the status of on-going discussions with the relevant tax authorities and advice from independent tax advisers.

3.7. Recognition of deferred tax assets

Deferred tax assets, including those arising from tax losses carried forward for the future tax periods, capital losses and temporary differences, are recognised only where it is considered more likely than not that they will be recovered. The likelihood of such recoverability is dependent on the generation of sufficient future taxable profits which relevant deferred tax asset can be utilised to offset.

Assumptions about the generation of future taxable profits depend on management’s estimates of future cash flows. Judgements are also required about the application of income tax legislation. These judgements and assumptions are subject to risk and uncertainty and there is a possibility that changes in circumstances will alter expectations, which may impact the amount of deferred tax assets recognised on the balance sheet and the amount of other tax losses and temporary differences not yet recognised. In such circumstances, the carrying amount of recognised deferred tax assets may require adjustment, resulting in a corresponding charge or credit to the income statement.

4. Segmental information

The Group has three reportable segments under IFRS 8 which reflect the way the Group’s businesses are managed and reported:

– Precious metals segment, comprising gold operations at different stages, from field exploration through to mine development and gold production. The precious metals segment includes the Group’s principal mines (Pokrovskiy, Pioneer, Malomir and Albyn), the Group’s alluvial operations and the Group’s operations under gold joint venture arrangements as well as various gold projects at the exploration and development stages.

– IRC segment, comprising IRC Limited and its subsidiaries. IRC segment includes iron ore projects (Kuranakh, K&S, Garinskoye, Bolshoi Seym, Kostenginskoye and Garinskoye Flanks projects), engineering and scientific operations represented by Giproruda, project for design and development of a titanium sponge production plant in China, project for production of vanadium pentoxides and related products in China as well as various other projects.

– The Other segment, comprising the in-house geological exploration expertise performed by the Group’s exploration companies Regis and Dalgeologiya, the in-house construction and engineering expertise performed by the Group’s specialist construction company Kapstroi and the engineering and scientific operations represented by PHM Engineering and Irgiredmet as well as procurement of materials such as reagents and consumables and equipment for third parties undertaken by Irgiredmet.

143

Notes to the Consolidated Financial Statements

continued

For the year ended 31 December 2011

4. Segment information continued

2011	Precious metals US$’000	IRC US$’000	Other US$’000	Consolidated US$’000
Revenue
Gold	1,093,507	–	–	1,093,507
Silver	7,817	–	–	7,817
Iron ore concentrate	–	110,388	–	110,388
Other external revenue	–	11,820	38,958	50,778
Inter-segment revenue	2,869	–	328,414	331,283
Intra-group eliminations	(2,869)	–	(328,414)	(331,283)
Total Group revenue from external customers	1,101,324	122,208	38,958	1,262,490
Net operating expenses	(602,089)	(101,415)	(43,582)	(747,086)
including
Depreciation and amortisation	(118,564)	(11,287)	(2,351)	(132,202)
Impairment	(40,103)	–	(1,975)	(42,078)
Share of results in joint ventures	(846)	(514)	–	(1,360)
Segment result	498,389	20,279	(4,624)	514,044
Before exceptional items	486,353	18,840	(4,624)	500,569
Exceptional items	12,036 (a)	1,439 (a)	–	13,475
Central administration (b)				(89,743)
Unallocated impairment of non-trading loans				(14,241)
Foreign exchange losses				(9,833)
Operating profit				400,227
Investment income				3,119
Interest expense				(39,641)
Other finance losses				(2,381)
Taxation				(120,835)
Profit for the period				240,489

Segment Assets	2,077,779	846,981	216,494	3,141,254
Segment Liabilities	(103,391)	(22,832)	(56,567)	(182,790)
Goodwill (c)				21,675
Deferred tax – net				(173,469)
Unallocated cash				107,836
Loans given				263
Borrowings				(1,006,838)
Net Assets				1,907,931

Other segment information
Additions to non-current assets:
Exploration and evaluation expenditure capitalised within intangible assets	55,497	12,406	226	68,129
Other additions to intangible assets	2,569	–	–	2,569
Capital expenditure	516,724	81,202	22,263	620,189
Other items capitalised	36,832	426	–	37,258

Average number of employees	6,670	2,226	4,489	13,385

(a) See note 6.

(b) Including central administration expenses of IRC Limited of US$23 million.

(c) In making the assessment for impairment, goodwill is allocated to the group of cash generating units likely to benefit from acquisition-related synergies (note 13).

144 Petropavlovsk Annual Report 2011

2010	Precious metals US$’000	IRC US$’000		Other US$’000	Consolidated US$’000
Revenue
Gold	557,853	–		–	557,853
Silver	3,853	–		–	3,853
Iron ore concentrate	–	12,594		–	12,594
Other external sales	–	13,198		24,518	37,716
Inter-segment revenue	6,146	–		231,083	237,229
Intra-group eliminations	(6,146)	–		(231,083)	(237,229)
Total Group revenue from external customers	561,706	25,792		24,518	612,016
Net operating expenses	(315,042)	(74,540)		(39,755)	(429,337)
Including
Depreciation and amortisation	(60,247)	(4,915)		(8,290)	(73,452)
Impairment	(8,868)	(35,973)		–	(44,841)
Share of results in joint ventures	(3,033)	(135)		–	(3,168)
Segment result	243,631	(48,883)		(15,237)	179,511
Before exceptional items	214,749	(13,939)		(15,237)	185,573
Exceptional items	28,882 (d)	(34,944	)(d)	–	(6,062)
Central administration (e)					(73,471)
Foreign exchange losses					(3,165)
Operating profit					102,875
Investment income					6,525
Interest expense					(32,172)
Other finance losses					(8,029)
Taxation					(46,228)
Profit for the period					22,971

Segment Assets	1,365,221	856,146		208,093	2,429,460
Segment Liabilities	(58,893)	(55,807)		(48,857)	(163,557)
Goodwill (f)					21,675
Deferred tax – net					(126,768)
Derivative financial instruments – net					2,381
Unallocated cash					17,506
Loans given					10,369
Borrowings					(492,118)
Net Assets					1,698,948

Other segment information
Additions to non-current assets:
Exploration and evaluation expenditure capitalised within intangible assets	60,095	3,323		337	63,755
Other additions to intangible assets	2,271	–		–	2,271
Capital expenditure	298,965	115,987		17,809	432,761
Other items capitalised	8,055	92		–	8,147

Average number of employees	6,054	1,561		4,174	11,789
(d)	See note 6.
(e)	Including central administration expenses of IRC Limited of US$25.9 million out of which US$9.4 million is an exceptional item, being costs incurred in relation to the listing of IRC Limited on the Stock Exchange of Hong Kong Limited.
(f)	In making the assessment for impairment, goodwill is allocated to the group of cash generating units likely to benefit from acquisition-related synergies (note 13).

145

Notes to the Consolidated Financial Statements

continued

For the year ended 31 December 2011

4. Segment information continued

Entity wide disclosures

Revenue by geographical location (a)

	2011	2010
	US$’000	US$’000
Russia and CIS	1,151,929	578,152
China	110,388	12,608
Other	173	21,256
	1,262,490	612,016

(a)	Based on the location to which the product is shipped or in which the services are provided.

Non-current assets by location of asset (b)

	2011	2010
	US$’000	US$’000
Russia	2,480,102	1,693,551
China	7,765	10,411
Other	11,220	340
	2,499,087	1,704,302

(b) Excluding financial instruments and deferred tax assets.

Information about major customers

During the years ended 31 December 2011 and 2010, the Group generated revenues from the sales of gold to a number of financial institutions, namely, to Russian banks for Russia domestic sales of gold and to foreign banks for sales of gold outside of Russia. Included in gold sales revenue for the year ended 31 December 2011 are revenues of US$990 million which arose from sales of gold to three banks that individually accounted for more than 10% of the Group’s revenue, namely US$521 million to Sberbank of Russia, US$300 million to VTB and US$169 million to the Asian-Pacific Bank (2010: US$511 million revenues from sales of gold to two banks that individually accounted for more than 10% of the Group’s revenue, namely US$287 million to Sberbank of Russia, and US$224 million to Bank of Moscow). The proportion of Group revenue of each bank may vary from year to year depending on commercial terms agreed with each bank. Management consider there is no major customer concentration risk due to high liquidity inherent to gold as a commodity.

5. Revenue

	2011	2010
	US$’000	US$’000
Sales of goods	1,236,446	586,628
Rendering of services	23,469	22,866
Rental income	2,575	2,522
	1,262,490	612,016
Investment income	3,119	6,525
	1,265,609	618,541

146 Petropavlovsk Annual Report 2011

6. Operating expenses and income

	2011			2010
	Before			Before
	exceptional	Exceptional		exceptional	Exceptional
	items	items	Total	items	items	Total
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
Net operating expenses (excluding items shown separately)	718,483	–	718,483	413,378	–	413,378
Impairment charges	42,078	–	42,078	9,897	34,944	44,841
Impairment of non-trading loans	–	14,241	14,241
Central administration expenses	92,941	(3,198)	89,743	64,116	9,355	73,471
Foreign exchange losses	9,833	–	9,833	3,165	–	3,165
Gain on re-measuring existing interest in Omchak on acquisition	–	–	–	–	(28,882)	(28,882)
Gain on disposal of Group’s interest in joint ventures and available-for-sale investment (a)	–	(12,036)	(12,036)	–	–	–
Net gain on acquisition of Jiatai Titanium (b)	–	(1,439)	(1,439)	–	–	–
	863,335	(2,432)	860,903	490,556	15,417	505,973

(a)	Being the difference between the US$10 million aggregate proceeds and US$0.9 million cost of investment on Solovyevskiy Priisk as well as US$2.9 million accumulated losses of Odolgo JV (note 16).
(b)	See note 16.

Net operating expenses (excluding items shown separately)

	2011	2010
	US$’000	US$’000
Staff costs	170,499	108,483
Fuel	73,343	34,875
Materials	132,820	84,526
Depreciation	132,202	73,452
Electricity	34,727	20,723
Royalties	67,599	33,886
Smelting and transportation costs	5,944	3,518
Shipping costs	33,704	5,096
Professional fees	12,583	3,586
Other external services	97,382	45,776
Movement in deferred stripping, work in progress and bullion in process attributable to gold production	(91,713)	(46,827)
Insurance	6,447	4,329
Operating lease rentals	1,670	2,056
Provision for impairment of trade and other receivables	1,862	372
Bank charges	2,526	1,436
Office costs	2,648	1,992
Taxes other than income	12,375	8,056
Goods for resale	19,665	10,624
Business travel expenses	3,259	1,879
Other operating expenses	13,637	22,661
Other income	(14,696)	(7,121)
	718,483	413,378

147

Notes to the Consolidated Financial Statements
continued

For the year ended 31 December 2011

6. Operating expenses and income continued

Impairment charges

Following the decision to abandon exploration of the Diagonalnoe area of the Malomir deposits, associated exploration and evaluation costs of US$5.2 million previously capitalised within mine development costs of Malomir were written off.

Following the decision to abandon exploration of certain licence areas, the following associated exploration and evaluation costs previously capitalised within intangible assets were written off:

– US$13.2 million exploration and evaluation costs associated with projects in Amur region (2010: US$9.9 million);

– US$15.2 million exploration and evaluation costs associated with projects in Yamal region (2010: nil);

– US$8.4 million exploration and evaluation costs associated with projects in other regions (2010: nil).

In 2010, the Group was advised that its joint venture partner Aluminium Corporation of China Limited (“Chinalco”) has decided to withdraw from some of its non-core ventures and consequently no longer wishes to proceed with the Jiatai Titanium project. As of 31 December 2010, the Group had invested approximately US$20.8 million in the joint venture, and a further US$15.3 million on the titanium sponge processing technology, which was expected to be recharged to the joint venture. As a consequence the building of the plant was deferred and there was uncertainty as to the eventual outcome of the joint venture activities and the recoverability of the amounts invested. As a result, in 2010 the directors concluded that the most appropriate course of action was to provide for the impairment against the invested amounts of US$34.9 million. This impairment was allocated to intangible assets (US$0.7 million), property, plant and equipment (US$14.6 million) and interests in joint ventures (US$19.6 million). The impairment took into account the recoverable value of the Group’s share of the joint venture of US$3.5 million which reflected the Group’s 65% share of the cash within the joint venture, net of its liabilities. On 11 April 2011, the Group acquired the remaining 35% equity stake from the joint venture partner.

See note 16 for further details.

Central administration expenses

	2011				2010
	Before				Before
	exceptional	Exceptional			exceptional	Exceptional
	items	items		Total	items	items	Total
	US$’000	US$’000		US$’000	US$’000	US$’000	US$’000
Staff costs	57,542	–		57,542	38,986	–	38,986
Professional fees	7,683	(3,198	)(a)	4,485	6,677	9,355 (b)	16,032
Insurance	1,924	–		1,924	1,142	–	1,142
Operating lease rentals	3,698	–		3,698	3,641	–	3,641
Business travel expenses	5,805	–		5,805	5,266	–	5,266
Office costs	2,081	–		2,081	1,467	–	1,467
Other	14,208	–		14,208	6,937	–	6,937
	92,941	(3,198)		89,743	64,116	9,355	73,471

(a) Refund of costs incurred in relation to the listing of IRC Limited on the Stock Exchange of Hong Kong Limited.

(b) Costs incurred in relation to the listing of IRC Limited on the Stock Exchange of Hong Kong Limited.

148 Petropavlovsk Annual Report 2011

7. Auditor’s remuneration

The Group, including its overseas subsidiaries, obtained the following services from the Company’s auditor and its associates:

	2011	2010
	US$’000	US$’000
Audit fees and related fees
Fees payable to the Company's auditor for the annual audit of the parent company and consolidated financial statements	356	395
Fees payable to the Company’s auditor and its associates for other services to the Group:
For the audit of the Company's subsidiaries as part of the audit of the consolidated financial statements	311	322
For the audit of subsidiary statutory accounts pursuant to legislation (a)	580	608
Other services pursuant to legislation – interim review (b)	331	160
	1,578	1,485
Non-audit fees
Corporate finance services:
Fees for reporting accountants services (c)	–	2,729
Other corporate finance services	–	93
Tax services	146	197
Other services	68	115
	214	3,134

(a)	Including the statutory audit of subsidiaries in the UK and Cyprus as well as US$478 thousand (2010: US$459 thousand) payable for the audit of the consolidated financial statements of IRC Limited.
(b)	Including US$125 thousand (2010: nil) payable for the interim review of the consolidated financial statements of IRC Limited.
(c)	Fees payable in connection with the listing of the shares of IRC Limited on the Stock Exchange of Hong Kong Limited a significant component of which relates to the audit of historical financial information.

8. Staff costs

	2011	2010
	US$’000	US$’000
Wages and salaries	176,007	123,689
Social security costs	40,387	20,768
Pension costs	637	427
Share-based compensation	11,010	2,585
	228,041	147,469

Average number of employees	13,385	11,789

149

Notes to the Consolidated Financial Statements

continued

For the year ended 31 December 2011

9. Financial income and expenses

	2011			2010
	Before			Before
	exceptional	Exceptional		exceptional	Exceptional
	items	items	Total	items	items	Total
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
Investment income
Interest income	3,119	–	3,119	6,525	–	6,525
	3,119	–	3,119	6,525	–	6,525
Interest expense
Interest on bank and other loans	(24,626)	–	(24,626)	(14,551)	–	(14,551)
Interest on convertible bonds	(27,753)	–	(27,753)	(23,269)	–	(23,269)
	(52,379)	–	(52,379)	(37,820)	–	(37,820)
Interest capitalised	13,992	–	13,992	7,253	–	7,253
Unwinding of discount on environmental obligation	(1,254)	–	(1,254)	(1,605)	–	(1,605)
	(39,641)	–	(39,641)	(32,172)	–	(32,172)
Other finance (losses)/gains
Finance costs incurred in relation to listing of IRC Limited on the Stock Exchange of Hong Kong Limited (a)	–	–	–	–	(10,314)	(10,314)
Fair value (losses)/gains on derivative financial instruments	(2,381)	–	(2,381)	2,285	–	2,285
	(2,381)	–	(2,381)	2,285	(10,314)	(8,029)

(a)	Being the agreed exit cost paid to facilitate the unwinding of the pre-IPO investment into IRC Limited in order to meet the requirements of the Stock Exchange of Hong Kong Limited placed on IRC Limited in connection with the listing.

150 Petropavlovsk Annual Report 2011

10. Taxation

	2011			2010
	Before			Before
	exceptional	Exceptional		exceptional	Exceptional
	items	items(a)	Total	items	items(a)	Total
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
Current tax
UK current tax	–	–	–	–	–	–
Russian current tax	73,888	–	73,888	23,429	–	23,429
	73,888	–	73,888	23,429	–	23,429
Deferred tax
Reversal and origination of timing differences	46,947	–	46,947	22,799	–	22,799
Total tax charge	120,835	–	120,835	46,228	–	46,228

(a) Exceptional items were tax neutral.

The charge for the year can be reconciled to the profit per the income statement as follows:

	2011	2010
	US$’000	US$’000
Profit before tax	361,324	69,199
Tax at the UK corporation tax rate of 26.5% (2010: 28%)	95,751	19,376
Effect of different tax rates of subsidiaries operating in other jurisdictions	(34,186)	(6,623)
Tax effect of share of results of joint ventures	224	887
Tax effect of expenses that are not deductible for tax purposes	18,714	26,934
Tax effect of tax losses for which no deferred income tax asset was recognised	38,452	18,622
Income not subject to tax	(5,130)	(8,090)
Utilisation of previously unrecognised tax losses	(4,184)	(4,415)
Foreign exchange movements in respect of deductible temporary differences	17,422	1,099
Other adjustments	(6,228)	(1,562)
Tax expense for the period	120,835	46,228

151

Notes to the Consolidated Financial Statements

continued

For the year ended 31 December 2011

11. Earnings per share

	2011	2010
	US$’000	US$’000
Profit for the period attributable to equity holders of Petropavlovsk PLC	230,885	19,777
Before exceptional items	228,453	45,508
Exceptional items	2,432	(25,731)
Interest expense on convertible bonds, net of tax	20,398	– (a)
Profit used to determine diluted earnings per share	251,283	19,777
Before exceptional items	248,851	45,508
Exceptional items	2,432	(25,731)

	No of shares	No of shares
Weighted average number of Ordinary Shares	186,478,361	183,815,830
Adjustments for dilutive potential Ordinary Shares:
- assumed conversion of convertible bonds	18,478,083	– (a)
- share options in issue	9,618	23,966
Weighted average number of Ordinary Shares for diluted earnings per share	204,966,062	183,839,796

	US$	US$
Basic earnings per share	1.24	0.11
Before exceptional items	1.23	0.25
Exceptional items	0.01	(0.14)

Diluted earnings per share	1.23	0.11
Before exceptional items	1.22	0.25
Exceptional items	0.01	(0.14)

(a) Convertible bonds due 2015 which could potentially dilute basic earnings per share were not included in the calculation of diluted earnings per share because they were anti-dilutive.

As at 31 December 2011 and 2010, the Group had a potentially dilutive option issued to IFC to subscribe for 1,067,273 Ordinary Shares (note 26) which was anti-dilutive (2010: anti-dilutive) and therefore was not included in the calculation of diluted earnings per share.

During the year ended 31 December 2010, the Group had 8,312,463 potentially dilutive warrants in issue until these were exercised during the period or otherwise lapsed unexercised on 9 June 2010 which were anti-dilutive and therefore were not included in the calculation of diluted earnings per share.

152 Petropavlovsk Annual Report 2011

12. Dividends

	2011(a)	2010
	US$’000	US$’000
Interim dividend for the year ended 31 December 2011 of £0.05 per share paid on 11 November 2011	15,164	–
Final dividend for the year ended 31 December 2010 of £0.07 per share paid on 28 July 2011	21,692	–
Interim dividend for the year ended 31 December 2010 of £0.03 per share paid on 29 October 2010	–	8,771
Interim dividend for the year ended 31 December 2009 of £0.07 per share paid on 30 March 2010	–	19,003
	36,856	27,774

(a) Information on dividends proposed subsequent to 31 December 2011 is set out in note 36.

13. Goodwill

	2011	2010
	US$’000	US$’000
Cost
At 1 January	22,161	22,161
At 31 December	22,161	22,161
Accumulated impairment losses
At 1 January	(486)	(486)
At 31 December	(486)	(486)
Carrying amount at 31 December	21,675	21,675

Goodwill primarily relates to the Group’s investment in Irgiredmet and BMRP.

Goodwill recognised on acquisition of Irgiredmet and BMRP in the amounts of US$16 million and US$5 million, correspondingly, has been allocated to the group of cash generating units likely to benefit from acquisition-related synergies, which are those within the precious metals segment.

The recoverable amount of cash generating units is determined based on value-in-use calculations as set out in note 3.3.

153

Notes to the Consolidated Financial Statements

continued

For the year ended 31 December 2011

14. Intangible assets

Included in intangible assets are capitalised exploration and evaluation expenditure and mineral rights acquired as set out below.

		Verkhne		Yamal	Flanks of		Kostengin-
	Visokoe	Aliinskoye	Tokur	deposits(a)	Pokrovskiy		skoye	Other(c)	Total
	US$’000	US$’000	US$’000	US$’000	US$’000		US$’000	US$’000	US$’000
At 1 January 2011	36,826	67,148	62,955	77,834	18,808		29,136	54,155	346,862
Additions	5,379	3,957	381	7,056	16,334		4,424	33,167	70,698
Impairment (note 6)	–	–	–	(15,195)	(2,579)		–	(18,945)	(36,719)
Transfer to mine development	–	–	–	(18,260)	–		–	(613)	(18,873)
Transfer to mining assets	–	–	–	–	(28,587	)(b)	–	(1,032)	(29,619)
Reallocation and other transfers	–	1,618	220	–	(226)		–	776	2,388
At 31 December 2011	42,205	72,723	63,556	51,435	3,750		33,560	67,508	334,737

(a)	Following approval of a new plan to develop gravel operations at the Novogodnee Monto area of the Yamal deposits by the Board Committee in June 2011 and commencement of development, associated amounts capitalised have been transferred to mine development costs within property, plant and equipment. Management will continue assessment of the development strategy for expansion of the gravel operations and gold mining operations as the next stage of development of the Yamal deposits. Until such time as the updated development strategy for the gold mining operations is in place and approved by the Board, associated amounts capitalised remain in intangible assets.
(b)	Following completion of exploration and commencement of the mining activity at Alkagan-Adamovskaya, Sergeevskaya and Zheltunakskaya licence areas, the associated amounts capitalised have been transferred to mining assets within property, plant and equipment.
(c)	Represent amounts capitalised in respect of a number of projects in the Amur and other regions.

		Verkhne		Yamal	Flanks of	Kostengin-
	Visokoe	Aliinskoye	Tokur	deposits	Pokrovskiy	skoye	Other (d)	Total
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
At 1 January 2010	–	–	–	25,448	15,426	27,417	35,738	104,029
Additions	36,826	506	–	1,243	2,697	1,719	23,035	66,026
Assets acquired through business combinations	–	66,642	–	–	–	–	6,280	72,922
Impairment	–	–	–	–	–	–	(9,585)(e)	(9,585)
Transfer to mining assets	–	–	–	–	–	–	(2,106)	(2,106)
Reallocation and other transfers	–	–	62,955	51,143	685	–	793	115,576
At 31 December 2010	36,826	67,148	62,955	77,834	18,808	29,136	54,155	346,862

(d)	Represent amounts capitalised in respect of a number of projects in the Amur and other regions.
(e)	Following the decision to abandon exploration of the Gar-2, Shaman and Sungjar licence areas, associated exploration and evaluation costs of US$8.9 million previously capitalised within intangible assets were written off.

154 Petropavlovsk Annual Report 2011

15.	Property, plant and equipment

	Mine development costs	Mining assets	Non-mining assets	Capital construction in progress	Total
	US$’000	US$’000	US$’000	US$’000	US$’000
Cost
At 1 January 2010	583,360	380,206	169,158	49,337	1,182,061
Additions	240,378	68,137	14,773	109,473	432,761
Acquired through business combinations	45	20,897	1,169	1,029	23,140
Interest capitalised (note 9) (a)	1,860	5,393	–	–	7,253
Close down and restoration cost capitalised (note 25)	–	894	–	–	894
Transfers from intangible assets	–	2,106	–	–	2,106
Transfers from capital construction in progress	225	63,509	12,152	(75,886)	–
Transfers from mine development	(336,235)	336,235	–	–	–
Disposals	(66)	(1,429)	(2,797)	(76)	(4,368)
Reallocation and other transfers	(44,259)	(63,050)	(7,238)	(3,082)	(117,629)
Foreign exchange differences	–	–	(363)	–	(363)
At 31 December 2010	445,308	812,898	186,854	80,795	1,525,855
Additions	213,985	99,282	24,703	282,219	620,189
Acquired through business combinations	–	–	658	–	658
Interest capitalised (note 9) (a)	9,689	–	–	4,303	13,992
Close down and restoration cost capitalised (note 25)	–	23,266	–	–	23,266
Transfers from intangible assets (note 14)	18,873	29,619	–	–	48,492
Transfers from capital construction in progress (b)	1,386	202,399	25,700	(229,485)	–
Transfers from mine development (c)	(182,328)	149,064	–	33,264	–
Transfers to mine development (d)	6,925	–	(6,174)	(751)	–
Disposals	(703)	(2,958)	(4,313)	(93)	(8,067)
Reallocation and other transfers	(11,024)	10,283	1,039	(2,585)	(2,287)
Foreign exchange differences	–	–	(2,886)	–	(2,886)
At 31 December 2011	502,111	1,323,853	225,581	167,667	2,219,212
Accumulated depreciation and impairment
At 1 January 2010	1,516	81,663	33,392	–	116,571
Charge for the year	4,780	57,458	15,322	–	77,560
Disposals	(66)	(1,019)	(1,833)	–	(2,918)
Reallocation and other transfers	(3,741)	3,738	(224)	–	(227)
Impairment	–	–	–	14,572	14,572
Foreign exchange difference	–	–	(36)	–	(36)
At 31 December 2010	2,489	141,840	46,621	14,572	205,522
Charge for the year	4,969	121,602	20,950	–	147,521
Disposals	(510)	(1,268)	(2,824)	–	(4,602)
Reallocation and other transfers	2,329	1,633	(3,635)	–	327
Impairment (note 6)	5,242	117	–	–	5,359
Foreign exchange differences	–	–	(527)	–	(527)
At 31 December 2011	14,519	263,924	60,585	14,572	353,600
Net book value
At 31 December 2010 (e)	442,819	671,058	140,233	66,223	1,320,333
At 31 December 2011 (e)	487,592	1,059,929	164,996	153,095	1,865,612

(a)	Borrowing costs were capitalised at the weighted average rate of the Group’s relevant borrowings being 6.8% (2010: 6.3%).
(b)	Being costs primarily associated with continuous development of Malomir and Pioneer projects.
(c)	Following commencement of commercial production at Albyn, associated mine development costs were transferred to the mining assets.
(d)	Being costs associated with development of gravel operations at the Novogodnee Monto area of the Yamal deposits.
(e)	Property, plant and equipment with a net book value of US$211.7 million (31 December 2010: US$75.2 million) have been pledged to secure borrowings of the Group.

155

Notes to the Consolidated Financial Statements

continued

For the year ended 31 December 2011

16.	Interests in joint ventures

The Group has various interests in jointly controlled entities as set out in note 38. These interests are accounted for in accordance with accounting policies set out in note 2.8.

	2011	2010
	US$’000	US$’000
At 1 January	8,446	31,886
Acquisition of a subsidiary (a)	(3,215)	(8,663)
Contribution to share capital	–	4,731(c)
Disposals	2,975 (b)	–
Transfers from property, plant and equipment	–	1,826
Transfers from non-current trade and other receivables	–	355
Impairment (note 6)	–	(19,655)
Share of joint ventures’ loss	(1,360)	(3,168)
Unrealised loss	–	249
Foreign exchange differences	240	885
At 31 December	7,086	8,446

(a)	In accordance with the terms of the joint venture agreement between the Group and Aluminium Corporation of China Limited (“Chinalco”) signed and approved by the Chinese Ministry of Commerce on 12 August 2008 for establishment of a jointly controlled Chinese titanium sponge processing joint venture project, Heilongjiang Jiatai Titanium Co. Limited (“Jiatai Titanium”) was established in the PRC with 65% interest held by the Group and the remaining 35% held by a joint venture partner. Unanimous consent is required from both parties for all strategic financial and operating decisions relating to the Jiatai Titanium. On 11 April 2011, the Group acquired the remaining 35% equity stake from the joint venture partner for a cash consideration of US$11.5 million pursuant to which Jiatai Titanium became a subsidiary of the Group. There was an excess of the assets acquired compared with the consideration paid of US$1.4m which has been recognised as an exceptional gain (note 6).

(b)	Being net liabilities of Odolgo JV at the date of disposal (note 6).

(c)	On 19 February 2009, the Group signed an agreement with Heilongjiang Jianlong Steel Company Limited and Kuranakii Investment Co. Limited to establish a Chinese Vanadium Production Joint Venture project (the “Vanadium Joint Venture”), Heilongjiang Jianlong Vanadium Industries Co. Limited, which was incorporated in the PRC. The Group holds 46% of the joint venture and the remaining 49% and 5% are held by Heilongjiang Jianlong Steel Company Limited and Kuranakii Investment Co. Limited respectively, with the parties exercising joint control as the strategic financial and operating decisions relating to the Vanadium Joint Venture require the unanimous consent from the three parties.

The summary of the financial information of the Group’s jointly controlled entities is set out below.

	2011 US$’000	2010 US$’000
The Group’s share of joint ventures’ net assets
Non-current assets	13,530	8,420
Current assets	6,018	12,707
Current liabilities	(5,296)	(3,281)
Non-current liabilities	(7,166)	(9,400)
	7,086	8,446
The Group’s share of joint ventures’ (loss)/profit for the period
Sales revenue	–	5,725
Net operating expenses	(1,430)	(9,811)
Operating loss	(1,430)	(4,086)
Financial income	27	1,087
Financial expenses	(68)	(700)
Taxation	111	(1)
Non-controlling interests	–	532
	(1,360)	(3,168)

156 Petropavlovsk Annual Report 2011

17.	Available-for-sale investments

	2011 US$’000	2010 US$’000
Listed securities
Rusoro Mining Limited	543	2,484
Unlisted securities (a)
Solovyevskiy Priisk	–	939
Other	18	20
	561	3,443

(a)	The value of these investments are recorded at cost as, in the opinion of the Directors, fair values cannot be reliably measured as there are no active markets with quoted market prices.

18.	Other non-current assets

	2011 US$’000	2010 US$’000
Deferred debt transaction costs (a)	29,430	28,298
Restricted bank deposit (b)	6,000	–
Other assets	2,441	898
	37,871	29,196

(a)	Paid in connection with ICBC facility (note 23).
(b)	See note 23.

19.	Inventories

	2011 US$’000	2010 US$’000
Current
Construction materials	16,796	14,950
Stores and spares	149,565	85,332
Work in progress	107,268	44,399
Deferred stripping costs	47,114	51,052
Bullion in process	9,917	2,218
	330,660	197,951
Non-current
Work in progress (a)	16,828	8,882
Deferred stripping costs (b)	26,359	2,729
	43,187	11,611

(a)	Ore stockpiles that are not planned to be processed within twelve months after the reporting period.
(b)	Production stripping related to the ore extraction which is to be undertaken within more than twelve months after the reporting period.

157

Notes to the Consolidated Financial Statements

continued

For the year ended 31 December 2011

20. Trade and other receivables

	2011 US$’000	2010 US$’000
Current
VAT recoverable	109,250	76,468
Advances to suppliers	63,856	32,677
Rusoro exchangeable loan (a)	–	8,833
Trade receivables (b)	11,442	8,761
Advances paid on resale and commission contracts (c)	1,248	–
Other loans receivable	5	1,093
Interest accrued	272	210
Other debtors (d)	22,904	15,471
	208,977	143,513

(a)	Net of provision for impairment of US$10.2 million (2010: nil).
On 10 June 2008, the Group participated in an US$80 million senior secured loan to Venezuela Holdings (BVI) Limited, a wholly-owned subsidiary of Rusoro Mining Limited (“Rusoro”), exchangeable into Rusoro common shares at a price of C$1.25 and repayable on 10 June 2010 (the “Rusoro Exchangeable Loan”). The Group subscribed for US$20 million of the Rusoro Exchangeable Loan and the remainder of the funds was provided by other parties (the “Lenders”). On 10 June 2010, the parties entered into the Amendment and Restatement Agreement relating to the Rusoro Exchangeable Loan agreement whereby the Repayment Date in relation to US$30 million principal was extended until 10 June 2011. Exchange option has been extended together with the terms of the loan and the exchange price was adjusted to C$0.40. The loan carries an interest rate of 10% per-annum payable semi-annually in arrears. The loan component is measured at amortised cost, whilst the exchange option is recorded as a derivative financial asset and is measured at fair value.
(b)	Net of provision for impairment of US$1.1 million (2010: US$2.2 million).
Trade receivables are due for settlement between one and six months. Included in trade receivables are individual balances totalling US$0.01 million (2010: US$0.6 million) which are past due but not impaired as the amounts are still considered recoverable.
(c)	Amounts included in advances paid on resale and commission contracts relate to services performed by the Group’s subsidiary, Irgiredmet, in its activity to procure materials such as reagents, consumables and equipment for third parties.

(d)	Net of provision for impairment of US$5.6 million (2010: nil).

There is no significant concentration of credit risk with respect to trade and other receivables. The Group has implemented policies that require appropriate credit checks on potential customers before granting credit. The Group has adopted a policy of only dealing with creditworthy counterparties. The Group’s exposure and credit ratings of its counterparties are monitored by the Board of Directors. The maximum credit risk of such financial assets is represented by the carrying value of the asset.

The Directors consider that the carrying amount of trade and other receivables approximates their fair value.

21. Cash and cash equivalents

	2011 US$’000	2010 US$’000
Cash at bank and in hand	105,081	62,808
Short-term bank deposits	108,475	258,178
	213,556	320,986

158 Petropavlovsk Annual Report 2011

22. Trade and other payables

	2011 US$’000	2010 US$’000
Trade payables	37,684	32,281
Advances from customers	7,724	3,513
Advances received on resale and commission contracts (a)	6,370	3,431
Outstanding purchase consideration for 32.5% and 7.5% in Omchak	–	12,000
Accruals and other payables	83,126	91,513
	134,904	142,738

(a)	Amounts included in advances paid on resale and commission contracts at 31 December 2011 and 31 December 2010 relate to services performed by the Group’s subsidiary, Irgiredmet, in its activity to procure materials such as reagents, consumables and equipment for third parties.

The Directors consider that the carrying amount of trade and other payables approximates their fair value.

23. Borrowings

	2011 US$’000	2010 US$’000
Borrowings at amortised cost
Convertible bonds (a)	338,812	326,258
Bank loans (b)	659,630	161,607
ICBC facility (c)	6,343	–
Other loans (b)	2,053	4,253
	1,006,838	492,118
Amount due for settlement within 12 months	216,430	93,104
Amount due for settlement after 12 months	790,408	399,014
	1,006,838	492,118

(a)	In February 2010, the Group issued US$380 million of convertible bonds due on 18 February 2015 (“the Bonds”). The Bonds were issued at par by the Company’s wholly owned-subsidiary Petropavlovsk 2010 Limited and are guaranteed by the Company. The Bonds carry a coupon of 4.00% payable semi-annually in arrears and are convertible into redeemable preference shares of Petropavlovsk 2010 Limited which are guaranteed by and will be exchangeable immediately upon issuance for Ordinary Shares in the Company. The conversion price has been set at £12.9345 per share, subject to adjustment for certain events and adjusted to £12.66 with effect from 29 June 2011 for each US$100,000 principal amount of a Bond, and the conversion exchange rate has been fixed at US$1.6244 per £1. The Bonds were admitted to listing on the Official List of the UK Listing Authority and admitted to trading on the Professional Securities Market of the London Stock Exchange on 19 February 2010.

The net proceeds received from the issue of the convertible bonds were split between the liability component and the equity component of US$59 million representing the fair value of the embedded option to convert the liability into equity of the Group. The liability component of the Bonds is measured at amortised cost. The interest charged was calculated by applying an effective interest rate of 8.65% to the liability component.

As at 31 December 2011, the fair value of the Bonds, calculated by applying the effective interest rate of 10.5% to the liability component of the Bonds, amounted to US$322.7 million (2010: the carrying value of the Bonds approximated their fair value).

(b)	Bank and other loans outstanding as at 31 December 2011 include liabilities of US$168.3 million (2010: US$102.1 million) which are secured against certain items of property, plant and equipment of the Group (note 15).

The weighted average interest rate paid during the year ended 31 December 2011 was 6% (2010: 7%).

The carrying value of the bank loans approximated their fair value at each period end.

As at 31 December 2011, bank loans with an aggregate carrying value of US$ 296.2 million (2010: nil) contain financial covenants requiring the maintenance of the consolidated interest cover ratio of not less than 4:1 and consolidated leverage ratio of no greater than 4:1.

As at 31 December 2011, the amounts undrawn under the bank loans comprised US$129.6 million (2010: US$15.2 million).

(c)	On 6 December 2010, LLC Kimkano-Sutarsky Mining and Beneficiation Plant (“K&S”), a subsidiary of the Group, entered into the HK$3.11 billion (equivalent to US$400 million) Engineering Procurement and Construction Contract with China National Electric Engineering Corporation for the construction of the Group’s mining operations at K&S. On 13 December 2010, K&S entered into a project finance facility agreement with the Industrial and Commercial Bank of China Limited (“ICBC”) (the “ICBC Facility Agreement”) pursuant to which ICBC will lend US$340 million to K&S to be used to fund the construction of the Group’s mining operations at K&S in time for the start of major construction works in early 2011. Interest under the facility will be charged at 2.80% above London Interbank Offering rate (“LIBOR”) per annum. The facility is guaranteed by the Company and is repayable over a period of 11 years from 2014 and is fully repayable by 2022. On 14 December 2011, the Group made the first drawdown amounting to US$6.9 million and the loan is carried at amortised cost with effective interest rate at 5.63% per annum. As at 31 December 2011, US$6 million was deposited with ICBC under a security deposit agreement related to the ICBC Facility Agreement and is presented as restricted deposit under non-current assets.

ICBC Facility Agreement contains financial covenants requiring the maintenance of the consolidated interest cover ratio of not less than 3.5:1 and consolidated leverage ratio of no greater than 4:1.

As at 31 December 2011, the amounts undrawn under the ICBC Facility Agreement comprised US$333 million (2010: US$340 million).

159

Notes to the Consolidated Financial Statements

continued

For the year ended 31 December 2011

24. Deferred taxation

	2011 US$’000	2010 US$’000
At 1 January	126,768	88,260
Deferred tax charged to income statement	46,947	22,799
Deferred tax recognised as part of business combinations	–	15,829
Deferred tax charged/(credited) to equity	153	(43)
Exchange differences	(399)	(77)
At 31 December	173,469	126,768
Deferred tax assets	2,562	6,774
Deferred tax liabilities	(176,031)	(133,542)
Net deferred tax liability	(173,469)	(126,768)

	At 1 January 2011 US$’000	Charged/ (credited) to the income statement US$’000	Charged/ (credited) directly to equity US$’000	Exchange differences US$’000	At 31 December 2011 US$’000
Property, plant and equipment	86,944	45,646	–	(90)	132,500
Inventory	14,164	15,559	–	24	29,747
Capitalised exploration and evaluation expenditure	2,363	(5,528)	–	–	(3,165)
Derivative financial instruments	321	(321)	–	–	–
Fair value adjustments	23,233	(1,185)	–	(273)	21,775
Tax losses	(4,137)	1,614	–	–	(2,523)
Other temporary differences	3,880	(8,838)	153	(60)	(4,865)
	126,768	46,947	153	(399)	173,469

	At 1 January 2010 US$’000	Charged/(credited) to the income statement US$’000	Charged/(credited) directly to equity US$’000	Acquisition of subsidiary US$’000	Exchange differences US$’000	At 31 December 2010 US$’000
Property, plant and equipment	82,182	4,440	–	335	(13)	86,944
Inventory	8,117	5,449	–	596	2	14,164
Capitalised exploration and evaluation expenditure	(7,710)	8,658	–	1,415	–	2,363
Derivative financial instruments	361	(40)	–	–	–	321
Fair value adjustments	9,999	(592)	–	13,882	(56)	23,233
Tax losses	(7,319)	3,182	–	–	–	(4,137)
Other temporary differences	2,630	1,702	(43)	(399)	(10)	3,880
	88,260	22,799	(43)	15,829	(77)	126,768

The Group did not recognise deferred income tax assets in respect of tax losses comprising US$384.8 million (2010: US$210.4 million) that can be carried forward against future taxable income. Tax losses of US$134.5 million can be carried forward indefinitely. Tax losses of US$248.8 million substantially expire between 2016 and 2021.

The Group did not recognise deferred income tax assets of US$35.4 million (2010: US$41.8 million) in respect of temporary differences arising on certain capitalised development costs.

The Group has not recorded a deferred tax liability in respect of withholding tax and other taxes that would be payable on the unremitted earnings associated with investments in its subsidiaries and associates and interests in joint ventures as the Group is able to control the timing of the reversal of those temporary differences and does not intend to reverse them in the foreseeable future. Unremitted earnings comprised in aggregate US$827.3 million (2010: US$512.8 million).

160 Petropavlovsk Annual Report 2011

25.	Provision for close down and restoration costs

	2011 US$’000	2010 US$’000

At 1 January	11,085	8,655
Amounts capitalised	10,042	770
Unwinding of discount	1,254	1,605
Change in estimates	13,224	124
Foreign exchange differences	(647)	(69)
At 31 December	34,958	11,085

The Group recognised provisions in relation to close down and restoration costs for the following mining sites:

	2011		2010
		Expected timing		Expected timing
	Provision	of the cash	Provision	of the cash
	recognised	outflows from	recognised	outflows from
	US$’ 000	31 December (a)	US$’ 000	31 December (a)
Pokrovskiy	4,990	at least 4 years	3,507	at least 5 years
Pioneer	4,979	at least 10 years	3,200	at least 9 years
Malomir	10,843	at least 11 years	772	at least 3 years
Albyn	10,053	at least 6 years	–	–
Kuranakh	4,093	at least 10 years	3,606	at least 11 years

(a) Based on the Group’s mining plan.

Provision recognised represents the present value of estimated expenditure that will be incurred arrived at using the long-term risk-free pre-tax cost of borrowing.

26. Share capital

	2011		2010
	No of shares	US$’000	No of shares	US$’000
Allotted, called up and fully paid
At 1 January	187,860,093	2,891	182,079,767	2,805
Issued during the period	–	–	5,780,326	86
At 31 December	187,860,093	2,891	187,860,093	2,891

The Company has one class of Ordinary Shares which carry no right to fixed income.

The Company has an option issued to the IFC on 22 April 2009 on acquisition of Aricom plc to subscribe for 1,067,273 ordinary shares at an exercise price of £11.84 per share, subject to adjustments. The option expires on 25 May 2015.

161

Notes to the Consolidated Financial Statements

continued

For the year ended 31 December 2011

27. Own shares

	2011 US$’000	2010 US$’000
At 1 January	10,675	14,003
Vesting of Replacement LTIP	–	(3,328)
Vesting of awards within Petropavlovsk PLC LTIP	(231)	–
At 31 December	10,444	10,675

Own shares represent 1,351,806 Ordinary Shares held by the EBT (2010: 1,381,732) to provide benefits to employees under the Long-Term Incentive Plan (note 30).

28. Notes to the cash flow statement

Reconciliation of profit before tax to operating cash flow

	2011 US$’000	2010 US$’000
Profit before tax	361,324	69,199
Adjustments for:
Share of results in joint ventures	1,360	3,168
Investment income	(3,119)	(6,525)
Interest expense	39,641	32,172
Other finance losses	2,381	8,029
Share-based payments	11,010	2,585
Depreciation	132,202	73,452
Gain on re-measurement of equity interest in Omchak on acquisition	–	(28,882)
Impairment charges	42,078	44,841
Impairment of non-trading loans	14,241	–
Provision for impairment of trade and other receivables	1,862	–
Loss on disposals of property, plant and equipment	2,118	366
Profit on disposal of the Group’s interests in joint ventures and available-for-sale investments	(12,036)	–
Net gain on acquisition of Jiatai Titanium	(1,439)	–
Exchange (gains)/losses in respect of investment activity	(940)	171
Exchange losses in respect of cash and cash equivalents	58	2,450
Other non-cash items	(3,450)	285
Changes in working capital:
Increase in trade and other receivables	(104,093)	(64,442)
Increase in inventories	(158,137)	(75,761)
Increase in trade and other payables	31,226	19,386
Net cash generated from operations	356,287	80,494

Non-cash transactions

There have been no significant non-cash transactions during the years ended 31 December 2011 and 2010.

162 Petropavlovsk Annual Report 2011

29.	Related parties

Related parties the Group entered into transactions with during the reporting period

OJSC Asian-Pacific Bank (‘Asian-Pacific Bank’), V.H.M.Y. Holdings Limited, OJSC M2M Private Bank (‘M2M Private Bank’) and OJSC Kamchatprombank (‘Kamchatprombank’) are considered related parties as Mr Peter Hambro and Dr Pavel Maslovskiy have an interest in these companies.

The Petropavlovsk Foundation for Social Investment (the ‘Petropavlovsk Foundation’) is considered to be a related party due to the participation of the key management of the Group in the governing board of the Petropavlovsk Foundation and presence in its board of guardians.

OJSC Apatit (‘Apatit’), a subsidiary of OJSC PhosAgro (‘PhosAgro’), is considered to be a related party due to PhosAgro’s minority interest and significant influence in the Group’s subsidiary Giproruda.

OJSC Krasnoyarskaya GGK (‘Krasnoyarskaya GGK’) is considered to be a related party due to this entity’s minority interest and significant influence in the Group’s subsidiary Verkhnetisskaya GRK.

Vanadium Joint Venture is a joint venture of the Group and hence is a related party.

Odolgo Joint Venture was a joint venture of the Group and hence was considered to be a related party until it was disposed of in May 2011.

Titanium Joint Venture was a joint venture of the Group and hence was considered to be a related party until it was acquired and became a subsidiary to the Group in April 2011 (note 16).

Omchak Joint Venture was a joint venture of the Group and hence was considered to be a related party until it was acquired and became a subsidiary to the Group in July 2010.

Uralmining is an associate of the Group and hence is a related party.

Transactions with related parties the Group entered into during the years ended 31 December 2011 and 2010 are set out below.

Trading Transactions

Related party transactions the Group entered into that relate to the day-to-day operation of the business are set out below.

	Sales to related parties		Purchases from related parties
	2011	2010	2011	2010
	US$’000	US$’000	US$’000	US$’000
Asian-Pacific Bank
Sales of gold and silver	168,578	25,617	–	–
Other	281	723	1,064	546
	168,859	26,340	1,064	546
Trading transactions with other related parties
Engineering services provided to Apatit	1,732	3,974	–	–
Exploration services provided by Krasnoyarskaya GGK	–	–	13,825	7,216
Other transactions with Krasnoyarskaya GGK	1,132	200	–	–
Rent, insurance and other transactions with other entities in which Mr Peter Hambro and/or Dr Pavel Maslovskiy have a controlling interest or exercise a significant influence	229	1,214	6,093	5,866
Entities controlled by key management	–	–	113	–
Joint ventures and associates	562	455	–	26
Other	465	–	–	–
	4,120	5,843	20,031	13,108

During the year ended 31 December 2011, the Group made US$3.4 million charitable donations to the Petropavlovsk Foundation (2010 US$2.5 million).

163

Notes to the Consolidated Financial Statements

continued

For the year ended 31 December 2011

29.	Related parties continued

The outstanding balances with related parties at 31 December 2011 and 2010 are set out below.

	Amounts owed by related parties at 31 December		Amounts owed to related parties at 31 December
	2011	2010	2011	2010
	US$’000	US$’000	US$’000	US$’000
Krasnoyarskaya GGK	87	263	1,019	1,087
Other entities in which Mr Peter Hambro and/or Dr Pavel Maslovskiy have a controlling interest or exercise a significant influence	60	330	1,713	1,840
Apatit	1,480	925	–	–
Joint ventures and associates	–	75	–	113
Asian-Pacific Bank	7	–	–	–
	1,634	1,593	2,732	3,040

Banking arrangements

The Group has current and deposit bank accounts with Asian-Pacific Bank.

The bank balances at 31 December 2011 and 2010 are set out below:

	2011	2010
	US$’000	US$’000
Asian-Pacific Bank	19,972	35,408

Financing transactions

During the year ended 31 December 2011, the Group received a US$15.1 million unsecured loan from Asian-Pacific Bank. The loan bears 10% interest and is repayable in October 2012.

During the year ended 31 December 2010, the Group received an interest-free unsecured loan from Krasnoyarskaya GGK totalling US$2.0 million. The loan principal was outstanding as at 31 December 2011 and 31 December 2010.

The Group also invested US$0.7 million in the associate through equity (2010: the Group invested US$1 million in the associate through loans advanced).

Key management compensation

Key management personnel are those having authority and responsibility for planning, directing and controlling the activities of the entity, directly or indirectly, including any directors (whether executive or otherwise) of that entity.

	2011	2010
	US$’000	US$’000
Wages and salaries	14,347	11,440
Pension costs	325	164
Share-based compensation	2,869	1,279
	17,541	12,883

164 Petropavlovsk Annual Report 2011

30.	Share-based payments

The Group operates various equity-settled share awards schemes. The details of share awards outstanding are set out below.

Petropavlovsk PLC

	Share option scheme		Petropavlovsk PLC LTIP awards
			Granted on 25 June 2009		Granted on 12 May 2011
		Weighted		Weighted		Weighted
	Number of	average exercise	Number of	average exercise	Number of	average exercise
	Ordinary	price	Ordinary	price	Ordinary	price
	Shares	£	Shares	£	Shares	£
At 1 January 2011	50,000	6.72	462,961	–	–	–
Granted during the year	–	–	–	–	1,524,347	–
Forfeited during the year	–	–	–	–	(129,313)	–
Exercised and vested during the year	–	–	–	–	(29,926)	–
Expired during the year	–	–	–	–	–	–
At 31 December 2011	50,000	6.72	462,961	–	1,365,108	–

Employee share option scheme

As part of business combination with Aricom plc, the outstanding options granted under the Share Option Scheme of Aricom plc to its Directors in prior years were exchanged for options over Ordinary Shares of Petropavlovsk PLC, exercisable during the period since 19 July 2009 until 19 July 2012. No further options will be granted under the Share Option Scheme by the Group.

The fair value of share awards under the Employee share option scheme are determined using the Black Scholes model at the date of grant using the assumptions detailed in the table below.

Employee share option scheme
Date of grant	22 April 2009
Share price at the date of grant, £	5.20
Exercise price, £	6.72
Expected volatility, %	102.14
Expected life in years	0.24
Risk-free rate, %	0.86
Expected dividends, £	–
Fair value per award, £	0.57

Petropavlovsk PLC Long-Term Incentive Plan (the “Petropavlovsk PLC LTIP”)

The Group established a new Petropavlovsk PLC LTIP which was approved by the shareholders of the Company on 25 June 2009 and includes the following awards:

–	Share Option Award, being a right to acquire a specified number of Ordinary Shares in the Company at a specified exercise price;
–	Performance Share Award, being a right to acquire a specified amount of Ordinary Shares in the Company at nil cost; and
–	Deferred Bonus Award.

Initial performance share awards under the Petropavlovsk PLC LTIP were granted on 25 June 2009 with 482,961 shares allocated to certain Executive Directors and members of senior management of the Group, out of which 296,297 shares are held by the EBT and the Company assumed the obligation to issue the remaining shares upon vesting of the LTIP.

165

Notes to the Consolidated Financial Statements

continued

For the year ended 31 December 2011

30. Share-based payments continued

Performance Share Awards granted on 25 June 2009 vest or become exercisable subject to the following provisions:

–	50% of the shares subject to the award may be acquired based on a condition relating to total shareholder return (the “TSR Condition”); and
–	50% of the shares subject to the award may be acquired based on specific conditions relating to the Group’s business development and strategic plans (the “Operating Conditions”).

The TSR Condition relates to growth in TSR over a three year period relative to the TSR growth of companies in a peer group of listed international mining companies selected upon establishment of the Petropavlovsk PLC LTIP (the “Comparator Group”) over the same period.

The TSR Condition provides for the award to vest or become exercisable as follows:

% of the award vesting
Within top decile	50%
At median	25%
Below median	–

The detailed requirements to the Operating Conditions are determined by the Remuneration Committee and will be measured over a three year period from the date of grant.

The fair value of performance share awards was determined using the Black-Scholes model at the date of grant in relation to the proportion of the awards vesting based on the operating performance conditions and using the Monte Carlo model in relation to the proportion of the awards vesting based on the TSR condition. The relevant assumptions are set out in the table below.

	Petropavlovsk PLC LTIP performance share awards
	Vesting based on operating
	Performance conditions	Vesting based on TSR Condition
Date of grant	25 June 2009	25 June 2009
Number of performance share awards granted	241,480	241,481
Share price at the date of grant, £	6.0	6.0
Exercise price, £	–	–
Expected volatility, %	72.98	72.98
Expected life in years	3	3
Risk-free rate, %	2.13	2.13
Expected dividends yield, %	–	–
Expected annual forfeitures	–	–
Fair value per award, £	4.463	6.000

On 12 May 2011, the Group has granted further performance share awards under the Petropavlovsk PLC LTIP with 1,524,347 shares allocated to certain Executive Directors, members of senior management and certain other employees of the Group, out of which 1,085,435 shares are held by the EBT and the Company assumed the obligation to issue the remaining shares upon vesting of the LTIP.

166 Petropavlovsk Annual Report 2011

Performance share awards vest or become exercisable subject to the following provisions:

–	70% of the shares subject to the award may be acquired at nil cost based on a condition relating to the total shareholder return (the “TSR”) of the Company compared with the TSR of a selected comparator group (the “First TSR Condition”); and
–	30% of the shares subject to the award may be acquired at nil cost based on a condition relating to growth in TSR of the Company compared to the FTSE 350 mining index (the “Second TSR Condition”).

The First TSR Condition relates to growth in TSR over a three year period relative to the TSR growth of companies in a selected peer group of listed international mining companies (the “Comparator Group”) over the same period.

The First TSR Condition provides for the award to vest or become exercisable as follows:

% of the award vesting
Within top decile	70%
At median	35%
Below median	–

The Second TSR Condition relates to growth in TSR over a three year period relative to the growth in TSR of companies in FTSE 350 mining index (the “Index Comparator Group”) over the same period.

The Second TSR Condition provides for the award to vest or become exercisable as follows:

% of the award vesting
At median +13.5% p.a.	30%
At median	15%
Below median	–

The fair value of share awards was determined using the Monte Carlo model. The relevant assumptions are set out in the table below.

	Petropavlovsk PLC LTIP performance share awards
	Vesting based	Vesting based on
	on the First TSR Condition	the Second TSR Condition
Date of grant	12 May 2011	12 May 2011
Number of performance share awards granted	1,067,043	457,304
Share price at the date of grant, £	8.15	8.15
Exercise price, £	–	–
Expected volatility, %	73.32	73.32
Expected life in years	3	3
Risk-free rate, %	1.53	1.53
Expected dividends yield, %	–	–
Expected annual forfeitures	–	–
Fair value per award, £	6.16	5.77

167

Notes to the Consolidated Financial Statements

continued

For the year ended 31 December 2011

30. Share-based payments continued

IRC Limited

Under the LTIP of IRC Limited, which was established on 11 August 2010, selected employees and Directors of the IRC Group (the “Selected Grantees”) are to be awarded shares of IRC Limited which have been purchased by the EBT operated in conjunction with the IRC LTIP. Upon the IRC management’s recommendation, the number of shares awarded to the Selected Grantees shall be determined, together with the vesting dates for various tranches, by the Board of IRC Limited. Any LTIP awarded to a Selected Grantee who is a Director of the Company shall be subject to the Board’s approval following a recommendation from the Remuneration Committee of the Board.

The scheme has a three-year vesting period and is subject to the following vesting conditions:

–	25% of the award vesting is relating to the achievement of certain production targets;

–	25% of the award vesting is relating to profitability;

–	25% of the award vesting is relating to the growth and development of the IRC Group; and

–	25% of the award vesting is relating to the meeting of certain health, safety and environmental requirements.

On 3 November 2010, 91.1 million shares of IRC Limited were awarded to Selected Grantees under the IRC LTIP. The fair value of the services rendered as consideration of the awarded shares was measured by reference to the fair value of the awarded shares at the award dates of US$19.2 million (determined based on the closing share price of IRC Limited as of 3 November 2010 of HK$1.64 per share) which is recognised in the consolidated income statement over the vesting period.

On 1 August 2011, a further 2,332,000 shares of IRC Limited were awarded to Selected Grantees under the IRC LTIP. The fair value of the services rendered as consideration of the awarded shares was measured by reference to the fair value of the awarded shares at the award dates of approximately US$536,000 (determined based on the closing share price of the Company as of 1 August 2011 of HK$1.79 per share) which is recognised in the consolidated income statement over the vesting period.

31. Analysis of net debt

	At	Acquisition of	Net cash	Exchange	Non-cash	At 31 December
	1 January 2011	subsidiaries	movement	movement	changes	2011
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
Cash and cash equivalents	320,986	9,350	(116,722)	(58)	–	213,556
Debt due within one year	(93,104)	–	(55,903)	(316)	(67,107)	(216,430)
Debt due after one year	(399,014)	–	(431,331)	(31)	39,968	(790,408)
Restricted bank deposit	–	–	6,000	–	–	6,000
Net debt	(171,132)	9,350	(597,956)	(405)	(27,139)(a)	(787,282)

(a) Being amortisation of borrowings.

32. Financial instruments and financial risk management

Capital risk management

The Group’s objectives when managing capital are to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders and to optimise the weighted average cost of capital and tax efficiency subject to maintaining sufficient financial flexibility to undertake its investment plans.

The capital structure of the Group consists of net debt (as detailed in note 31) and equity (comprising issued capital, reserves and retained earnings). As at 31 December 2011, the capital comprised US$2.7 billion (2010: US$1.9 billion).

In order to maintain or adjust the capital structure, the Group may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares or sell assets to reduce debt. The Group adopts a modular approach in developing its projects in order to minimise upfront capital expenditure and related funding requirements. The Group manages in detail its funding requirements on a 12 month rolling basis and maintains a five year forecast in order to identify medium-term funding needs. Following the listing of IRC Limited on the Stock Exchange of Hong Kong Limited, its capital is managed separately by the Independent Board of IRC Limited.

The Group is not subject to any externally imposed capital requirements.

168 Petropavlovsk Annual Report 2011

Significant accounting policies

Details of significant accounting policies and methods adopted, including the criteria for recognition, the basis of measurement and the basis on which income and expenses are recognised, in respect of each class of financial asset, financial liability and equity instrument are disclosed in note 2 to the Consolidated Financial Statements.

Categories of financial instruments

	2011	2010
	US$’000	US$’000
Financial assets
Cash and cash equivalents	213,556	320,986
Fair value through profit or loss – derivative financial instruments	–	2,381
Loans and receivables	39,111	35,023
Available-for-sale investments	561	3,443
Financial liabilities
At amortised cost – trade and other payables	85,218	135,669
At amortised cost – borrowings	1,006,838	492,118

Financial risk management

The Group’s activities expose it to interest rate risk, foreign currency risk, risk of change in the commodity prices, credit risk and liquidity risk.

The Group’s overall risk management programme focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects on the Group’s financial performance.

Risk management is carried out by a central finance department and all key risk management decisions are approved by the Board of Directors. The Group identifies and evaluates financial risks in close cooperation with the Group’s operating units. The Board provides written principles for overall risk management, as well as guidance covering specific areas, such as foreign exchange risk, interest rate risk, gold price risk, credit risk and investment of excess liquidity.

Interest rate risk

The Group’s interest rate risk arises primarily from borrowings. The Group is exposed to cash flow interest rate risk through borrowing at floating interest rates and to fair value interest rate risk through borrowing at fixed interest rates. At present, the Group does not undertake any interest rate hedging activities.

The sensitivity analysis below has been determined based on exposure to interest rates for the average balance of floating interest-bearing borrowings.

If interest rates had been 1% higher/lower and all other variables held constant, the Group’s profit for the year ended 31 December 2011 would decrease/increase by US$0.87 million (2010: decrease/increase by US$0.65 million). This is attributable to the Group’s exposure to interest rates on its variable rate borrowings.

Foreign exchange risk

The Group operates internationally and is exposed to foreign exchange risk arising from fluctuations in currencies the Group transacts, primarily US Dollars, GB Pounds Sterling and Russian Roubles.

Exchange rate risks are mitigated to the extent considered necessary by the Board of Directors, through holding the relevant currencies. At present, the Group does not undertake any foreign currency transaction hedging.

169

Notes to the Consolidated Financial Statements

continued

For the year ended 31 December 2011

32.	Financial instruments and financial risk management continued

The carrying amounts of the Group’s foreign currency denominated monetary assets and monetary liabilities at period end are as follows:

	Assets		Liabilities
	2011	2010	2011	2010
	US$’000	US$’000	US$’000	US$’000
Russian Roubles	260,573	189,451	110,150	172,879
US Dollars (a)	12,778	3,763	1,822	9
GB Pounds Sterling	2,269	13,031	14,179	20,154
Other currencies	4,014	2,485	135	90

(a) US Dollar denominated monetary assets and liabilities in Group companies with Rouble functional currency.

The following table illustrates the Group’s profit sensitivity to the fluctuation of the major currencies in which it transacts. A 25% movement has been applied to each currency in the table below for the year ended 31 December 2011, representing management’s assessment of a reasonably possible change in foreign exchange currency rates (2010: a 25% movement was applied to each currency in the table).

	2011	2010
	US$’000	US$’000
Russian Roubles currency impact	37,606	4,143
GB Pounds Sterling currency impact	2,978	1,781
US Dollar currency impact	2,739	938
Other currencies	970	599

Credit risk

The Group’s principal financial assets are cash and cash equivalents, comprising current accounts, amounts held on deposit with financial institutions and investments in money market and liquidity funds. In the case of deposits and investments in money market and liquidity funds, the Group is exposed to a credit risk, which results from the non-performance of contractual agreements on the part of the contract party.

The credit risk on liquid funds held in current accounts and available on demand is limited because the counterparties are banks with high credit- ratings assigned by international credit-rating agencies, with the exception of Asian-Pacific Bank, which does not have an officially assigned credit rating. Having performed a high level due diligence, management does not consider the credit risk associated with Asian-Pacific Bank to be high. Asian-Pacific Bank has a wide network of branches in the Amur region and, therefore, is extensively used by the entities of the precious metals segment (note 29).

The Group’s maximum exposure to credit risk is limited to the carrying amounts of the financial assets recorded in the Consolidated Financial Statements. The major financial assets at the balance sheet date are cash and cash equivalents held with the counterparties as set out below.

		Carrying	Carrying
		amount at	amount at
		31 December	31 December
		2011	2010
Counterparty	Credit rating	US$’000	US$’000
Royal Bank of Scotland	A	62,986	160,237
UBS	A	55,270	49,142
Sberbank	BBB	45,457	36,540
Asian-Pacific Bank	–	19,972	35,408
Unicredit Bank	A–	8,259	26,508
VTB	BBB	6,599	5,614

170 Petropavlovsk Annual Report 2011

Commodity price risk

The Group generates most of its revenue from the sale of gold and iron ore concentrate. The Group’s policy is to sell its products at the prevailing market price. The Group does not hedge its exposure to the risk of fluctuations in the commodity price.

Equity price risk

The Group is exposed to equity price risk through the investment in Rusoro shares as well as warrants to acquire Rusoro share (2010: investment in Rusoro shares, warrants to acquire Rusoro share as well as Embedded Derivative within the Exchangeable Loan issued to Rusoro and the Call Option), which are measured at fair value and therefore exposed to changes in the Rusoro share price. An increase/decrease of 50% in the Rusoro share price, with all other variables held constant, would have resulted in the following impact on the income statement and income and expenses recognised directly in equity:

	2011		2010
		Income and
		expense		Income and
	Income	recognized	Income	expense recognized
	Statement	directly in equity	statement	directly in equity
	US$’000	US$’000	US$’000	US$’000
50% increase in the share price	–	272	6,707	579
50% decrease in the share price	–	(272)	(2,035)	(96)

Liquidity risk

Liquidity risk is the risk that suitable sources of funding for the Group’s business activities may not be available. The Group constantly monitors the level of funding required to meet its short-, medium- and long-term obligations. The Group also monitors compliance with restrictive covenants set out in various loan agreements (note 23) to ensure there is no breach of covenants resulting in associated loans become payable immediately.

Effective management of liquidity risk has the objective of ensuring the availability of adequate funding to meet short-term requirements and due obligations as well as the objective of ensuring a sufficient level of flexibility in order to fund the development plans of the Group’s businesses.

The table below details the Group’s remaining contractual maturity for its non-derivative financial liabilities with agreed repayment periods. The amounts disclosed are the contractual undiscounted cash flows, these balances will not necessarily agree with the amounts disclosed in the balance sheet. The contractual maturity is based on the earliest date on which the Group may be required to pay.

		3 months -
	0 - 3 months	1 year	1 - 2 years	2- 3 years	3- 5 years
	US$’000	US$’000	US$’000	US$’000	US$’000
2011
Borrowings
- Convertible bonds	–	–	–	–	380,000
- Loans	57,596	158,926	94,904	261,471	100,000
Expected future interest payments (a)	17,732	33,718	41,839	32,230	22,016
Trade and other payables	84,778	440	–	–	–
	160,106	193,084	136,743	293,701	502,016
2010
Borrowings
- Convertible bonds	–	–	–	–	380,000
- Loans	3,615	89,206	32,876	30,609	10,063
Expected future interest payments (a)	9,502	15,742	21,085	19,799	23,585
Trade and other payables	113,589	22,080	–	–	–
	126,706	127,028	53,961	50,408	413,648

(a)	Expected future interest payments have been estimated using interest rates applicable at 31 December. Loans outstanding at 31 December 2011 in the amount of US$337million (2010: US$30 million) are subject to variable interest rates and, therefore, subject to change in line with the market rates.

171

Notes to the Consolidated Financial Statements

continued

For the year ended 31 December 2011

33. Operating lease arrangements

The Group as a Lessee

	2011	2010
	US$’000	US$’000
Minimum lease payments under operating leases recognised as an expense in the year	4,640	5,697

At the balance sheet date, the Group had outstanding commitments for future minimum lease payments under a non-cancellable operating lease for office premises, which fall due as follows:

	2011	2010
	US$’000	US$’000
Expiring:
Within one year	9,989	1,341
In two to five years	21,181	4,290
	31,170	5,631

The Group as a Lessor

The Group earned property rental income during the year of US$2.6 million (2010: US$2.5 million) on buildings owned by its subsidiaries Irgiredmet and Giproruda.

34.	Capital commitments

At 31 December 2011, the Group had entered into contractual commitments for the acquisition of property, plant and equipment and mine development costs amounting to US$494.7 million (2010: US$153.8 million), including US$52.3 million in relation to pressure oxidation hub at Pioneer and US$328.2 million in relation to development of K&S project.

35.	Contingent liabilities

The Group is involved in legal proceedings with Gatnom Capital & Finance Limited and O.M. Investments & Finance Limited, who are the minority shareholders in Lapwing Limited, the Group’s 99.58% owned subsidiary incorporated in Cyprus and holding a 100% interest in Garinsky Mining and Metallurgical Complex. The claim was filed in September 2008 in Cyprus and the respondents are Lapwing Limited and Aricom UK Limited.

The claimants allege their holdings in Lapwing Limited were improperly diluted as the result of the issuance of additional shares following a shareholders’ meeting held in September 2007. The claimants have asked the court to dissolve Lapwing or, alternatively, to order that their shares be purchased at a price allegedly previously agreed upon or to be determined by an expert appointed by the court. On 20 January 2010, the claimants withdrew their composite claim and re-filed individual claims in substantially similar form. The Group has currently submitted an application to have the claim dismissed on the grounds that the minorities have an alternative remedy potentially available to them, and hence their claim for the winding up of Lapwing seeks a disproportionate remedy. The maximum potential liability arising from the claim cannot currently be accurately assessed although the Directors believe that the claim is of a limited merit.

172 Petropavlovsk Annual Report 2011

36. Subsequent events

On 7 February 2012, the Group disposed its interest in the wholly-owned subsidiary CJSC SeverChrome for the total cash consideration of US$7.8 million.

On 22 March 2012, the Group entered into a US$200 million loan facility agreement with Sberbank. The loan bears annual interest of 7.75% and is repayable between June 2016 and March 2018.

On 27 March 2012, the Board of Directors resolved to recommend a final dividend of £0.07 per share which is expected to result in the aggregate payment of £13.2 million. Subject to shareholder approval at the Annual General Meeting on 31 May 2012, the final dividend is proposed to be paid on 26 July 2012 to the shareholders on the register at the close of business on 29 June 2012.

37. Reconciliation of non-GAAP measures

	2011			2010
	Before			Before
	exceptional	Exceptional		exceptional	Exceptional
	items	items	Total	items	items	Total
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
Profit for the period	238,057	2,432	240,489	48,702	(25,731)	22,971
Add/(less):
Interest expense	39,641	–	39,641	32,172	–	32,172
Investment income	(3,119)	–	(3,119)	(6,525)	–	(6,525)
Other finance losses/(gains)	2,381	–	2,381	(2,285)	10,314	8,029
Foreign exchange losses	9,833	–	9,833	3,165	–	3,165
Gain on re-measuring of equity interest in Omchak on acquisition	–	–	–	–	(28,882)	(28,882)
Net gain on acquisition of Jiatai Titanium	–	(1,439)	(1,439)	–	–	–
Taxation	120,835	–	120,835	46,228	–	46,228
Depreciation, amortisation and impairment	174,280	14,241	188,521	83,349	34,944	118,293
Underlying EBITDA	581,908	15,234	597,142	204,806	(9,355)	195,451

173

Notes to the Consolidated Financial Statements

continued

For the year ended 31 December 2011

38. Group companies

The Group has the following principal subsidiaries and other significant investments, which were consolidated in this financial information.

			Proportion of shares held by		Proportion of shares held by
			Petropavlovsk PLC		the Group
Principal subsidiary, joint venture and	Country of		31 December	31 December	31 December	31 December
associate undertakings	incorporation	Principal activity	2011	2010	2011	2010
Subsidiary
CJSC Management Company Petropavlovsk	Russia	Management company	100%	100%	100%	100%
Petropavlovsk 2010	Jersey	Finance company	100%	100%	100%	100%
OJSC Pokrovskiy Rudnik	Russia	Gold exploration and production	43.5%	43.5%	98.61%	98.61%
CJSC Amur Doré	Russia	Gold exploration and production	–	–	100%	100%
OJSC ZDP Koboldo	Russia	Gold exploration and production	–	–	95.7%	95.7%
CJSC Malomirskiy Rudnik	Russia	Gold exploration and production	–	–	99.86%	99.67%
LLC Albynskiy Rudnik	Russia	Gold exploration and production	–	–	100%	100%
LLC Olga	Russia	Gold exploration and production	–	–	100%	100%
LLC Osipkan	Russia	Gold exploration and production		–	100%	100%
LLC Tokurskiy Rudnik	Russia	Gold exploration and production	–	–	100%	100%
LLC Rudoperspektiva	Russia	Gold exploration and production	–	–	100%	100%
CJSC Region	Russia	Gold exploration and production	–	–	100%	98.6%
CJSC Verkhnetisskaya Ore Mining Company	Russia	Gold exploration and production	–	–	70%	70%
CJSC YamalZoloto	Russia	Gold exploration and production	–	–	98.6%	98.6%
OJSC Yamalskaya Gornaya Kompania	Russia	Gold exploration and production	–	–	74.87%	74.87%
LLC Iljinskoye	Russia	Gold exploration and production	–	–	100%	100%
LLC Potok	Russia	Gold exploration and production	–	–	100%	100%
CJSC ZRK Omchak (a)	Russia	Gold exploration and production	90%	90%	90%	90%
LLC Amurmetal	Russia	Gold exploration and production	–	–	100%	100%
OJSC Temi	Russia	Gold exploration and production	–	–	75%	75%
LLC Amurskie Rossypi	Russia	Gold exploration and production	–	–	100%	–
CJSC Berelekh (a), (b)	Russia	Gold exploration and production	–	–	76.62%	68.95%
LLC ZeyaZoloto (a)	Russia	Gold exploration and production	–	–	100%	90%
LLC Uduma (a)	Russia	Gold exploration and production	–	–	100%	90%
Major Miners Inc.	Guyana	Gold exploration and production	–	–	100%	100%
Universal Mining Inc.	Guyana	Gold exploration and production	–	–	100%	–
Cuyuni River Ventures Inc.	Guyana	Gold exploration and production	–	–	100%	–
CJSC SeverChrome	Russia	Chrome exploration and production	–	–	100%	92.26%
LLC Kapstroi	Russia	Construction services	–	–	100%	100%
LLC NPGF Regis	Russia	Exploration services	–	–	100%	100%
CJSC ZRK Dalgeologiya	Russia	Exploration services	–	–	98.6%	98.6%
CJSC PHM Engineering	Russia	Project and engineering services	–	–	94%	94%
OJSC Irgiredmet	Russia	Research services	–	–	99.69%	99.69%
LLC NIC Gidrometallurgiya	Russia	Research services	–	–	100%	100%
LLC BMRP	Russia	Repair and maintenance	–	–	100%	100%
LLC AVT-Amur	Russia	Production of explosive materials	–	–	49%	49%
LLC Transit	Russia	Transportation Services	–	–	99.86%	–
Pokrovskiy Mining College	Russia	Educational institute	–	–	98.61%	98.61%
Joint venture
LLC GDK Odolgo	Russia	Gold exploration and production	–	–	–	49%

(a)	Including subsidiary of CJSC ZRK Omchak, being LLC Kaurchak (2010: OJSC Berelekh, LLC Kaurchak, LLC Uduma, LLC Zeyazoloto, LLC Maldyak, LLC Monolit, and LLC Elita).

(b)	Including subsidiaries of OJSC Berelekh, being LLC Maldyak, LLC Monolit, and LLC Elita

174 Petropavlovsk Annual Report 2011

			Proportion of shares held by		Proportion of shares held by
			Petropavlovsk PLC		the Group
Principal subsidiary, joint venture and	Country of		31 December	31 December	31 December	31 December
associate undertakings	incorporation	Principal activity	2011	2010	2011	2010
IRC Limited and its principal subsidiary, joint venture and associate undertakings (c)
IRC Limited	HK	Management and holding company	–	–	65.61%	65.61%
Principal subsidiaries of IRC Limited
LLC Petropavlovsk Iron Ore	Russia	Management company	–	–	65.61%	65.61%
LLC Olekminsky Rudnik	Russia	Iron ore exploration and production	–	–	65.61%	65.61%
LLC Kimkano-Sutarskiy Gorno-
Obogatitelniy Kombinat	Russia	Iron ore exploration and production	–	–	65.61%	65.61%
LLC Garinsky Mining & Metallurgical
Complex	Russia	Iron ore exploration and production	–	–	65.33%	65.33%
LLC Kostenginskiy Gorno-Obogatitelniy Kombinat	Russia	Iron ore exploration and production	–	–	65.61%	65.61%
LLC Orlovo-Sokhatinsky Gorno-Obogatitelniy Kombinat	Russia	Iron ore exploration and production	–	–	65.61%	65.61%
LLC Karier Ushumunskiy	Russia	Iron ore exploration and production	–	–	65.61%	65.61%
OJSC Giproruda	Russia	Engineering services	–	–	46.11%	46.11%
LLC Rubicon	Russia	Infrastructure project	–	–	65.61%	65.61%
CJSC SGMTP	Russia	Infrastructure project	–	–	65.61%	65.61%
LLC AmurSnab	Russia	Procurement services	–	–	65.61%	100%
Heilongjiang Jiatai Titanium Co., Limited	China	Titanium sponge project	–	–	65.61%	42.65%
Joint ventures of IRC Limited
Heilongjiang Jianlong Vanadium Industries Co., Limited	China	Vanadium project	–	–	30.18%	30.18%
Associate of IRC Limited
LLC Uralmining	Russia	Iron ore exploration and production	–	–	32.15%	32.15%

(c)	After taking account of the 3.36% shares retained within the Employee Benefit Trust operated in conjunction with the long-term incentive schemes of IRC Limited, the Group’s effective interest in the equity of IRC Limited is 67.96%.

175

Company Balance Sheet

At 31 December 2011

		2011	2010
	note	US$’000	US$’000
Fixed assets
Tangible assets		100	114
Investments	3	1,573,035	1,715,851
		1,573,135	1,715,965
Derivative financial assets		–	2,381
Current Assets
Debtors: due within one year	4	492,262	238,929
Debtors: due after one year	4	34,616	212,517
Cash at bank and in hand		52,247	1,489
		579,125	452,935
Creditors: amounts falling due within one year	5	(774,789)	(826,001)
Net current liabilities		(195,664)	(373,066)
Total assets less current liabilities		1,377,471	1,345,280
Creditors: amounts falling due after more than one year	5	(472,525)	(124,565)
Provisions for liabilities		–	(321)
Net assets		904,946	1,220,394
Capital and reserves	7
Share capital		2,891	2,891
Share premium		377,140	377,140
Merger reserve		331,704	570,071
Own shares		(14,835)	(15,163)
Convertible bond reserve		59,032	59,032
Other reserves		13,859	11,667
Profit and loss account		135,155	214,756
Shareholders’ funds		904,946	1,220,394

The accompanying notes are an integral part of this balance sheet.

These financial statements for Petropavlovsk PLC, registered number 4343841, on pages 176 to 181 were approved by the Directors on 27 March 2012 and signed on their behalf by

Peter Hambro	Brian Egan
Director	Director

176 Petropavlovsk Annual Report 2011

Notes to the Company Financial Statements

For the year ended 31 December 2011

1. Basis of preparation

The Petropavlovsk PLC (“the Company”) balance sheet and related notes have been prepared on a historical cost basis, except for the revaluation of certain financial instruments at fair value in accordance with United Kingdom generally accepted accounting principles (‘UK GAAP’) and in accordance with UK Company law.

A summary of the principal accounting policies is set out below.

As permitted by section 408 of the Companies Act 2006, the profit and loss account of the parent company is not presented as part of these financial statements. The loss after tax for the year of the Company was US$42.7 million (2010: profit after tax of US$146.8 million).

The Company has taken advantage of the exemption from preparing a cash flow statement under the terms of FRS 1 “Cash Flow Statements” and presenting financial instruments disclosures under the terms of FRS 29 “Financial Instruments: Disclosures”.

The Company is also exempt from disclosing related party transactions under the terms of FRS 8 “Related Party Disclosures” which states that disclosure of related party transactions is not required in parent company financial statements when those statements are presented together with its Consolidated Financial Statements.

2. Significant accounting policies

2.1.	Foreign currencies

The functional and presentation currency of the Company is the US Dollar. Transactions denominated in other currencies, including the issue of shares, are translated at the rate of exchange ruling on the date of the transaction. Monetary assets and liabilities that are denominated in other currencies are retranslated at the rates prevailing on the balance sheet date. Exchange rates used are consistent with the rates used by the Group as disclosed in note 2.10 to the Consolidated Financial Statements. Exchange differences are charged or credited to the profit and loss account in the year in which they arise.

2.2. Tangible fixed assets and depreciation

Tangible fixed assets are recorded at cost, net of accumulated depreciation. Depreciation is provided on all tangible fixed assets at rates calculated to write off the cost or valuation of each asset on a straight-line basis over its expected useful life as follows:

Average life
Number of years
Office equipment	4-7
Computer equipment	3

2.3. Investments

Investments in subsidiary undertakings and joint ventures are initially measured at cost, including transaction costs,and subsequently carried at cost less provisions for impairment. Investments are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of the investment may not be recoverable. An impairment loss is recognised if the carrying amount of the investment exceeds the higher of net realisable value and the discounted future earnings from the investment.

177

Notes to the Company Financial Statements

continued

For the year ended 31 December 2011

2. Significant accounting policies continued

2.3. Investments continued
Other investments are those classified as available-for sale. Available-for-sale investments are initially measured at cost and subsequently carried at fair value. Changes to the fair value of available-for-sale investments are recognised in equity.

2.4. Taxation including deferred taxation

Full provision is made for deferred taxation on all timing differences that have arisen but not reversed at the balance sheet date, except that deferred tax assets are only recognised to the extent that it is more likely than not that they will be recovered. Deferred tax is measured on a non-discounted basis at the tax rates that are expected to apply in the periods in which timing differences reverse, based on tax rates and laws enacted or substantially enacted at the balance sheet date.

2.5. Financial assets and liabilities

Financial assets and liabilities are measured on initial recognition at fair value, and are subsequently measured at amortised cost using the effective interest rate method. Appropriate allowances for estimated irrecoverable amounts are recognised in the profit and loss when there is objective evidence that the financial asset is impaired. The allowance recognised is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows discounted at the effective interest rate computed at initial recognition.

2.6. Derivative financial instruments

Derivative financial instruments are initially accounted for and measured at fair value on the date a derivative contract is entered into and subsequently measured at fair value. The gain or loss on re-measurement is taken to the income statement except where the derivative is a designated cash flow hedging instrument.

Derivative financial instruments embedded in other financial instruments or other host contracts are treated as separate derivatives when their risks and characteristics are not closely related to those of host contracts and the host contracts are not carried at fair value, with gains or losses reported in the income statement.

2.7. Share-based payments
Company operates a number of equity-settled share award schemes, the details of which are provided in note 30 to the Consolidated Financial Statements.

The share-based compensation is accounted for as equity-settled in the Company’s financial statements and is measured at fair value of the awards at the date of grant. Fair value is determined using Black Scholes model, Monte Carlo model or a binomial model as deemed most appropriate.

The fair value determined at the date of grant of the equity-settled share-based payments is expensed on a straight-line basis over the vesting period, based on the Group’s estimate of shares that will eventually vest and adjusted for the effect of non market-based vesting conditions where appropriate.

In accordance with UITF 44 and FRS 20 “Share-based Payment”, where a parent company grants rights to its equity instruments to employees of a subsidiary, and such share-based compensation is accounted for as equity-settled in the Consolidated Financial Statements of the parent, the subsidiary is required to record an expense for such compensation with a corresponding increase recognised in equity as a contribution from the parent.

2.8. Employee benefit trust
The provision of shares to share award schemes is facilitated by an employee benefit trust.

In accordance with UITF Abstract 38 ‘Accounting for ESOP trusts’, the Company has been determined to be a sponsoring company of the employee benefit trust and therefore in preparing its accounts any own shares held by the employee benefit trust are recorded as own shares, and the carrying value is shown as a deduction in arriving at shareholders’ funds until such time as those shares vest unconditionally in employees.

2.9. Revenue

Interest is accounted for on the accruals basis. Dividend income is recognised when the right to receive payment is established.

2.10. Dividends

Dividends payable are recognised when they have been approved and, therefore, meet the criteria for a present obligation.

2.11. Operating leases Rentals paid under operating leases are charged to the profit and loss account as incurred.

178 Petropavlovsk Annual Report 2011

3. Investments

	Investments in	Other
	Group	investments
	companies	other than loans (a)	Total
	US$’000	US$’000	US$’000
Cost
At 1 January 2011	1,713,917	2,484	1,716,401
Additions	115,177	–	115,177
Fair value change	–	(1,941)	(1,941)
At 31 December 2011	1,829,094	543	1,829,637
Provision for impairment
At 1 January 2011	(550)	–	(550)
Charge for the year (b)	(256,052)	–	(256,052)
At 31 December 2011	(256,602)	–	(256,602)
Net book value
At 1 January 2011	1,713,367	2,484	1,715,851
At 31 December 2011	1,572,492	543	1,573,035

(a) Note 17 to the Consolidated Financial Statements.

(b) Including US$238.4 million adjustment to reflect the value of the underlying consolidated net assets of IRC Limited (note 7).

4. Debtors

	2011	2010
	US$’000	US$’000
Owed by Group companies	525,969	437,758
Exchangeable loan to Rusoro (a)	–	8,833
Deferred tax asset(note 6)	–	4,324
VAT recoverable	473	128
Other debtors	436	403
	526,878	451,446
Due within one year	492,262	238,929
Due after more than one year	34,616	212,517
	526,878	451,446

(a) Note 20 to the Consolidated Financial Statements.

5. Creditors

	2011	2010
	US$’000	US$’000
Due to Group companies	934,738	931,924
Trade creditors	3,704	267
Accruals and other creditors	308,872	18,375
	1,247,314	950,566
Due within one year	774,789	826,001
Due after more than one year	472,525	124,565
	1,247,314	950,566

6. Taxation

As at 31 December 2011, the Company has tax losses available to carry forward in the amount of US$80.9 million (2010: US$29.5 million).

179

Notes to the Company Financial Statements

continued

For the year ended 31 December 2011

7. Statement of reserves and reconciliation of movement in shareholders’ funds

				Convertible
	Share	Share	Merger	bond	Own	Other	Retained
	capital	premium	reserve	reserve (a)	shares (c)	reserves	earnings	Total
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
Balance at 1 January 2010	2,805	275,742	570,071	–	–	10,242	100,455	959,315
Profit for the year	–	–	–	–	–	–	146,781	146,781
Dividends	–	–	–	–	–	–	(27,774)	(27,774)
Share-based payments	–	–	–	–	–	1,546	–	1,546
Employee’s option exercised	3	246	–	–	–	(21)	21	249
Capital contribution to Petropavlovsk 2010 EBT	–	–	–	–	(15,163)	–	(4,727)	(19,890)
Issue of convertible bonds	–	–	–	59,032	–	–	–	59,032
Exercise of warrants	83	101,152	–	–	–	–	–	101,235
Revaluation of available-for-sale investments	–	–	–	–	–	(100)	–	(100)
Balance at 1 January 2011	2,891	377,140	570,071	59,032	(15,163)	11,667	214,756	1,220,394
Loss for the year	–	–	–	–	–	–	(42,745)	(42,745)
Dividends (b)	–	–	–	–	–	–	(36,856)	(36,856)
Share-based payments	–	–	–	–	–	4,166	–	4,166
Vesting of awards within Petropavlovsk PLC LTIP	–	–	–	–	328	(34)	–	294
Revaluation of available-for-sale investments	–	–	–	–	–	(1,940)	–	(1,940)
Transfer to retained earnings (d)	–	–	(238,367)	–	–	–	–	(238,367)
Balance at 31 December 2011	2,891	377,140	331,704	59,032	(14,835)	13,859	135,155	904,946

(a)	On 15 February 2010, Petropavlovsk 2010 Limited issued US$380 million bonds which are convertible into redeemable preference shares in Petropavlovsk 2010 Limited and are guaranteed by, and will be exchangeable immediately upon issuance, for ordinary shares in Petropavlovsk PLC. The Company has recognised the exchange option in equity, and its value has been determined by deducting the amount of the liability component from the fair value of the compound instrument as a whole. This amount is not subsequently re-measured. The provision of the exchange option to Petropavlovsk 2010 Limited has been recognised as a capital contribution to that entity. Details on convertible bonds are set out in note 23 to the Consolidated Financial Statements.
(b)	Note 12 to the Consolidated Financial Statements.
(c)	The reserve for own shares arises in connection with the Employees Benefit Trust (EBT), a discretionary trust established and operated in conjunction with the Group’s long-term incentive plans (LTIPs). Details of the Group’s LTIPs are set out in note 30 to Consolidated Financial Statements. The amount of the reserve represents the deduction in arriving at shareholders’ funds for the consideration paid for the Company’s shares purchased by the trust which have not vested unconditionally in employees at the balance sheet date.
(d)	Being adjustment to the book value of investment to reflect the value of the underlying consolidated net assets of IRC Limited (note 3).

180 Petropavlovsk Annual Report 2011

8. Parent company guarantees

The Company provided a number of corporate guarantees on behalf of certain subsidiaries. Please also see note 23 to the consolidated financial statements.

9. Commitments under operating leases

	2011	2010
	US$’000	US$’000
Expiring:
Within one year	296	271
Within two to five years	261	539
	557	810

10. Directors’ remuneration

There were six Executive Directors who held office at the end of the year (2010: three Executive Directors who held office at the end of the year). Details of Directors’ remuneration are provided in the Directors’ Remuneration Report on pages 108 to 120 of this Annual Report.

11. Subsequent Events

On 27 March 2012, Eponymousco Limited, the wholly-owned subsidiary of the Company, declared a dividend of US$81,700 thousand.

Please also see note 36 to the consolidated financial statements.

181